UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐      Preliminary Proxy Statement

☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒      Definitive Proxy Statement

☐      Definitive Additional Materials

☐      Soliciting Material Under Rule 14a-12

 Corindus Vascular Robotics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No:

3)	Filing party:

4)	Date Filed:

CORINDUS VASCULAR ROBOTICS, INC.
309 Waverley Oaks Road, Suite 105
Waltham, MA 02452

April 1, 2019

To our Stockholders:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Corindus Vascular Robotics, Inc. to be held at 9:00 a.m. EDT on Friday, May 3, 2019 at our corporate offices at 309 Waverley Oaks Road, Suite 105, Waltham, Massachusetts 02452. The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at our Annual Meeting. We urge you to review these proxy materials carefully and to use this opportunity to take part in the affairs of Corindus Vascular Robotics, Inc. by voting on the matters described in the Proxy Statement.

We hope you will be able to attend the Annual Meeting. It is important that you cast your vote in person or by proxy via the Internet, telephone or mail. When you have finished reading the Proxy Statement, you are urged to vote in accordance with the instructions set forth therein. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your continued support of Corindus Vascular Robotics, Inc. We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Mark J. Toland
Mark J. Toland
President and Chief Executive Officer

CORINDUS VASCULAR ROBOTICS, INC.
309 Waverley Oaks Road, Suite 105
Waltham, MA 02452

April 1, 2019

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS
to be held on Friday, May 3, 2019

To our Stockholders:

Notice is hereby given that the 2019 Annual Meeting of Stockholders of Corindus Vascular Robotics, Inc., a Delaware corporation (the “Company”), will be held our corporate offices at 309 Waverley Oaks Road, Suite 105, Waltham, Massachusetts 02452, on Friday, May 3, 2019, at 9:00 a.m. EDT, to consider and act upon the following matters:

Election of Class III Directors

1.	To elect two nominees to serve as the Company’s Class III Directors to hold office for a three-year term or until their respective successors are elected and qualified.

Advisory Vote on the Compensation of our Named Executive Officers (Say-on-pay)

2.	To approve, by an advisory vote, the compensation of our named executive officers, as disclosed in this Proxy Statement.

Ratification of the Company’s Independent Registered Public Accounting Firm

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

Other Business

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 20, 2019, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Your vote is important regardless of the number of shares you own. If you are a stockholder of record, please vote in one of these ways:

(1)	Vote over the Internet. You may vote your shares by following the “Vote by Internet” instructions on the enclosed proxy card.

(2)	Vote by telephone. You may vote your shares by following the “Vote by Phone” instructions on the enclosed proxy card.

(3)	Vote by mail. If you received your proxy materials by mail, you may vote by completing and signing the proxy card delivered with those materials and returning it in the postage-paid envelope we provided.

If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

All stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ David W. Long
David W. Long
Corporate Secretary

TABLE OF CONTENTS

 i

CORINDUS VASCULAR ROBOTICS, INC.
309 Waverley Oaks Road, Suite 105
Waltham, MA 02452

PROXY STATEMENT FOR CORINDUS VASCULAR ROBOTICS, INC.
2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 3, 2019

This Proxy Statement, along with the accompanying Notice of the 2019 Annual Meeting of Stockholders, contains information about the 2019 Annual Meeting of Stockholders of Corindus Vascular Robotics, Inc., including any adjournments or postponements of the Annual Meeting. We are holding the Annual Meeting at 9:00 a.m. EDT on Friday, May 3, 2019 at our corporate offices at 309 Waverley Oaks Road, Suite 105, Waltham, Massachusetts, 02452. In this Proxy Statement, unless the context otherwise indicates or requires, the terms “Corindus,” “Company,” “we,” “us,” or “our” refer to Corindus Vascular Robotics, Inc., a Delaware corporation, together with our subsidiaries, Corindus, Inc., a Delaware corporation, and Corindus Security Corporation, a Delaware corporation.

This Proxy Statement relates to the solicitation of proxies by our Board of Directors for use at the Annual Meeting.

This Proxy Statement, the attached Notice of Annual Meeting of Stockholders and the enclosed proxy card are first being mailed to all stockholders entitled to vote at the Annual Meeting on or about April 1, 2019.

Although not part of this Proxy Statement, we are also sending our 2018 Annual Report on Form 10-K, which includes our financial statements for the fiscal year ended December 31, 2018.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 3, 2019

This Proxy Statement and our 2018 Annual Report to Stockholders are available for viewing, printing and downloading at www.proxyvote.com. To view these materials, please have your 12-digit control number(s) available that appears on your proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements for the fiscal year ended December 31, 2018, on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “SEC Filings” subsection of the “Financial Information” section of the “Investor Relations” section of our website at www.corindus.com. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, by sending us a written request to: Corporate Secretary, Corindus Vascular Robotics, Inc., 309 Waverley Oaks Road, Suite 105, Waltham, MA 02452. Exhibits will also be provided upon written request.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

The Board of Directors of Corindus Vascular Robotics, Inc. is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders to be held at our corporate offices on Friday, May 3, 2019, at 9:00 a.m. EDT, and any adjournments of the meeting, which we refer to as the Annual Meeting. The Proxy Statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

We have sent you this Proxy Statement, the Notice of Annual Meeting of Stockholders, the proxy card and our 2018 Annual Report to Stockholders because you owned shares of common stock, Series A Convertible Preferred Stock (the “Series A Preferred Stock”), or Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”) of Corindus Vascular Robotics, Inc. at the close of business on March 20, 2019, the record date. The Company intends to commence distribution of the proxy materials to stockholders on or about April 1, 2019.

Who May Vote?

Only stockholders who owned our common stock, Series A Preferred Stock or Series A-1 Preferred Stock at the close of business on March 20, 2019, the record date, are entitled to vote at the Annual Meeting. On the record date, there were 206,223,648 shares of our common stock outstanding and entitled to vote, 1,000,000 shares of our Series A Preferred Stock outstanding and entitled to vote, and 100,400 shares of our Series A-1 Preferred Stock outstanding and entitled to vote. Our common stock, Series A Preferred Stock and Series A-1 Preferred Stock are our only classes of issued and outstanding voting stock.

You do not need to attend the Annual Meeting to vote your shares. Shares represented by valid proxies, received in time for the Annual Meeting and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of our common stock is entitled to one vote on each matter considered at the Annual Meeting. Each shareholder of our Series A Preferred Stock and Series A-1 Preferred Stock, collectively, our preferred stock, is entitled to vote on each matter considered at the Annual Meeting on an as-converted-to-common stock basis determined by dividing the number of shares of preferred stock held by such stockholder by $1.29, which was the closing price of our common stock on NYSE American on the day immediately prior to us entering into that certain securities purchase agreement with respect to the preferred stock, dated March 16, 2018, or the 2018 Securities Purchase Agreement.

How Do I Vote?

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet, mail or telephone. You may specify whether your shares should be voted for or withheld for each nominee for director, and whether your shares should be voted for, against or abstain with respect to each other proposal. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board of Directors’ recommendations as noted below. Voting by proxy will not affect your right to attend the Annual Meeting. If your shares are registered directly in your name through our stock transfer agent, Manhattan Transfer Registrar Company, or you have stock certificates registered in your name, you may vote:

●	By Internet or by telephone. Follow the instructions included in the Notice or in the proxy card to vote by Internet or telephone.

●	By mail. You can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the Board of Directors’ recommendations as noted below.

●	In person at the meeting. If you attend the meeting, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day from the date of mailing through 11:59 p.m. EDT on May 2, 2019.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting will also be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

How Does the Board of Directors Recommend That I Vote on the Proposals?

There are three proposals scheduled to be voted on at the Annual Meeting:

Election of Nominees to serve as the Company’s Class III Directors

1.	To elect the two nominees named in this Proxy Statement to serve as the Company’s Class III Directors to hold office for a three-year term, or until their respective successors are elected and qualified.

Advisory Vote on the Compensation of our Named Executive Officers (Say-on-pay)

2.	To approve, by an advisory vote, the compensation of our named executive officers, as disclosed in this Proxy Statement.

Ratification of the Company’s Independent Registered Public Accounting Firm

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

The Board of Directors recommends that you vote “FOR” each of the Class III director nominees, and “FOR” each of the other proposals listed above. For the specific vote required for the election of directors and for the approval of each of the other proposals see “What Vote is Required to Approve Each Proposal and How are Votes Counted?” below.

If any other matter is presented at the Annual Meeting, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with his best judgment. At the time this Proxy Statement was first made available, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the Annual Meeting. You may change or revoke your proxy in any one of the following ways:

●	by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

●	by re-voting by Internet or by telephone as instructed above;

●	by notifying the Company’s Secretary in writing before the Annual Meeting that you have revoked your proxy; or

●	by attending the Annual Meeting in person and voting in person. Attending the Annual Meeting in person will not in and of itself revoke a previously submitted proxy. You must specifically request at the Annual Meeting that it be revoked.

Your most current vote, whether by telephone, Internet or proxy card is the one that will be counted.

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice of Annual Meeting of Stockholders or proxy card if you hold shares of our common stock, or if you hold shares of both of our common stock and preferred stock, in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares has the authority to vote on certain matters submitted to a vote of stockholders that are “routine” items on behalf of beneficial owners who have not finished voting instructions, subject to the rules of NYSE American concerning the transmission of proxy materials to beneficial owners and subject to any proxy voting policies and procedures of the bank or brokerage firm. For “non-routine” proposals, brokers may not vote on the proposal unless they have received voting instructions from you as the beneficial owner of your shares. To the extent that they have not received voting instructions on non-routine proposals, a bank, broker or other nominee will report such number of shares as “broker non-votes.”

The Company believes that only Proposal 3, relating to the ratification of the appointment of our independent registered public accounting firm, is considered to be a routine item which your bank, broker or other nominee may vote without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the Annual Meeting and in the manner you desire.

The Company believes that under current NYSE American rules, banks, brokers or other nominees who have not been furnished voting instructions from their clients will not be authorized to vote on Proposals 1 and 2. Accordingly, if you hold your shares in street name it is critical that you cast your vote if you want your vote to be counted for Proposals 1 and 2.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Election of Nominees to serve as the Company’s Class III Directors	The nominees for director who receive the most votes (on an as-converted-to-common-for-voting-purposes basis, as described in this Proxy Statement) (also known as a “plurality” of the votes cast) will be elected. You may vote FOR all of the Class III Director nominees, WITHHOLD your vote from all of the Class III Director nominees or WITHHOLD your vote from any of the Class III Director nominees. Votes that are withheld will not be included in the vote tally for the election of the Class III Director nominees. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the Class III Director nominees. As a result, any shares not voted by a customer for the election of the Class III Director nominees will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Advisory Vote on the Compensation of our Named Executive Officers (Say-on-pay)	The affirmative vote of a majority of the votes cast, either affirmatively or negatively (on an as-converted-to-common-for-voting-purposes basis, as described in this Proxy Statement), at a meeting at which a quorum is present is required to approve, on an advisory basis, the compensation of our named executive officers, as described in this Proxy Statement. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer, will be treated as a broker non-vote. Such broker non-votes, as well as abstentions, will be counted as present for purposes of determining the presence of a quorum, but will have no effect on the results of this vote. Although the advisory vote is non-binding, the Compensation Committee and the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal 3: Ratification of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the votes cast, either affirmatively or negatively (on an as-converted-to-common-for-voting-purposes basis, as described in this Proxy Statement), at a meeting at which a quorum is present is required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2019. Abstentions will be counted as present for purposes of determining the presence of a quorum, but will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will be counted as present for purposes of determining the presence of a quorum, but will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to appoint our independent registered public accounting firm. However, if our stockholders do not ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2019, our Audit Committee of our Board of Directors will reconsider its appointment.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We will only let our Inspector of Elections and stock transfer agent, Manhattan Transfer Registrar Company, examine these documents. Our management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you provide, on the proxy card or otherwise.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the voting power of all of the shares of our capital stock entitled to vote at the Annual Meeting (on an as-converted-to-common-for-voting-purposes basis, as described in this Proxy Statement), present in person or by proxy, is necessary to constitute a quorum at the Annual Meeting. Votes of stockholders of record who are present at the Annual Meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The Annual Meeting will be held at 9:00 a.m. EDT on Friday, May 3, 2019 at our corporate offices at 309 Waverley Oaks Road, Suite 105, Waltham, Massachusetts 02452. When you arrive at our office signs will direct you to the appropriate meeting rooms. You need not attend the Annual Meeting in order to vote.

Householding of Annual Disclosure Documents

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

We have not instituted householding for stockholders of record. However, certain brokerage firms may have instituted householding for beneficial owners of shares of our common stock held through brokerage firms. If your household has multiple accounts holding shares of our common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this Proxy Statement. The broker will arrange for delivery of a separate copy of this Proxy Statement promptly upon your request. Our stockholders may decide at any time to revoke a decision to household, and thereby receive multiple copies.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view or receive copies of future proxy materials over the Internet instead of receiving paper copies in the mail.

You can choose this option and save the Company the cost of producing and mailing these documents by:

●	following the instructions provided on your proxy card; or

●	following the instructions provided when you vote over the Internet at www.proxyvote.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 12, 2019 for (a) each of our directors and named executive officers, (b) all of our directors and executive officers as a group and (c) each stockholder known by us to own beneficially more than 5% of our common stock and preferred stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of March 12, 2019 pursuant to the exercise of options or warrants, the vesting of restricted stock units, or the conversion of preferred stock are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 206,212,607 shares of common stock outstanding on March 12, 2019.

Each share of our common stock is entitled to one vote on each matter considered at the Annual Meeting. Holders of our Series A Preferred Stock and Series A-1 Preferred Stock are entitled to vote on each matter considered at the Annual Meeting on an as-converted-to-common-for-voting-purposes basis (as described in this Proxy Statement) by dividing the number of shares of preferred stock held by such stockholder by $1.29, which was the closing price of our common stock on NYSE American on the day immediately prior to us entering into the 2018 Securities Purchase Agreement.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5%+ Stockholders:
Entities affiliated with HealthCor Partners Management, LP(1)	52,482,133	25.45%
HEC Master Fund LP(2)	31,168,865	13.97%
Koninklijke Philips N.V.(3)	26,418,441	12.81%
Energy Capital, LLC and affiliates(4)	15,288,855	7.41%
Heritage Medical Systems(5)	12,543,200	5.73%
SMALLCAP World Fund, Inc.(6)	10,872,716	5.27%

Named Executive Officers and Directors:
Mark J. Toland(7)	6,689,977	3.14%
David W. Long(8)	1,028,725	*
Douglas Teany(9)	394,779	*
Jeffrey C. Lightcap(10)	52,482,133	25.45%
Jeffrey G. Gold(11)	395,584	*
Campbell D. Rogers, M.D.(12)	183,099	*
Louis A. Cannon, M.D.(13)	9,641,812	4.65%
Nathan R. Harrington(14)	59,583	*
James R. Tobin(15)	60,149	*
Douglas L. Braunstein(16)	31,229,121	13.99%
All Current Executive Officers and Directors as a Group (10 persons)(17)	102,164,962	43.85%

*       Less than 1%

(1)	Consists of (i) 17,090,941 shares of common stock directly owned by HealthCor Partners Fund, LP, (ii) 19,981,655 shares of common stock directly owned by HealthCor Hybrid Offshore Master Fund, LP, (iii) 7,852,101 shares of common stock directly owned by HealthCor Partners Fund II, LP and (iv) 7,557,436 shares of common stock directly owned by HealthCor Partners Management, LP. HealthCor Partners Management, LP is the investment manager of HealthCor Partners Fund, LP and HealthCor Partners Fund II, LP. HealthCor Partners Management, LP provides advice to its affiliate, HealthCor Management, LP, with respect to HealthCor Hybrid Offshore Master Fund, LP. Mr. Lightcap is a controlling member of HealthCor Partners Management, LP. The address for HealthCor Partners Management, LP is Carnegie Hall Tower, 152 W. 57th Street, 43rd Floor, New York, NY 10019.

(2)	Consists of 14,235,545 shares of common stock, 10,800,000 shares of common stock issuable upon conversion of Series A Preferred Stock, 1,408,320 shares of common stock issuable upon the conversion of Series A-1 Preferred Stock, including shares of common stock issuable upon the conversion of Series A-1 Preferred Stock to be issued as dividends on the Series A Preferred Stock within 60 days of March 12, 2019 and 4,725,000 shares issuable upon the exercise of a warrant to purchase common stock held by HEC Master Fund LP for which Hudson Executive Capital LP (“Hudson Executive”) serves as investment adviser. HEC Management GP LLC (“Management GP”) is the general partner of Hudson Executive. Mr. Braunstein is Managing Partner of Hudson Executive and Managing Member of Management GP. Does not include shares of common stock held by Mr. Braunstein directly. The percentage beneficially owned is based on 223,145,927 shares, which would be outstanding if HEC Master Fund LP’s Series A and Series A-1 Preferred Stock were converted within 60 days of March 12, 2019, and its warrant to purchase to common stock was exercised within 60 days of March 12, 2019. The business address of Hudson Executive, Management GP, and Mr. Braunstein is 570 Lexington Avenue, 35th Floor, New York, New York 10022. HEC Master Fund LP owns approximately 54% of our preferred stock. As a result of the relationships described herein, each of Hudson Executive, Management GP and Mr. Braunstein share voting and dispositive power over such shares and may be deemed to be the beneficial owner of such shares. Each of Hudson Executive, Management GP and Mr. Braunstein disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

(3)	Consists of 26,418,441 shares of common stock, which includes (i) 49,167 shares of common stock owned by Nathan Harrington directly and (ii) 10,416 shares of common stock issuable to Mr. Harrington upon the exercise of vested stock options and stock options that vest within 60 days of March 12, 2019. The percentage beneficially owned is based on 206,223,023 shares of common stock, which would be outstanding if Mr. Harrington exercised all vested stock options and stock options that vest within 60 days of March 12, 2019. According to Koninklijke Philips N.V.’s (“Philips”) Form SC 13D/A, filed on March 15, 2019, pursuant to Mr. Harrington’s employment arrangement with Philips, any compensation received by Mr. Harrington during his service as a director of the Company is for the benefit of Philips and, as such, Mr. Harrington intends to transfer his shares of common stock to Philips for no consideration. The address for Philips is Attention: Chief Legal Officer, Philips Center, 16th Floor, Amstelplein 2, Amsterdam, 1096 BC, The Netherlands.

(4)	Consists of (i) 810,900 shares directly owned by Robert J. Smith, (ii) 13,162,794 shares directly owned by Energy Capital, LLC, and (iii) 1,315,161 shares directly owned by Plato & Associates, LLC. Robert J. Smith is the sole owner of Energy Capital, LLC and Plato & Associates, LLC, and as such is deemed to be the beneficial owner of all shares owned by such entities. The address for Energy Capital, LLC and Plato & Associates, LLC is 13650 Fiddlesticks Boulevard, Suite 202-324, Fort Myers, FL 33912.

(5)	Consists of 8,000,000 shares of common stock issuable upon conversion of Series A Preferred Stock, 1,043,200 shares of common stock issuable upon conversion of Series A-1 Preferred Stock, including shares of common stock issuable upon the conversion of Series A-1 Preferred Stock to be issued as dividends on the Series A Preferred Stock within 60 days of March 12, 2019, and 3,500,000 shares of common stock issuable upon the exercise of a warrant to purchase common stock. The percentage beneficially owned is based on 218,755,807 shares, which would be outstanding if Heritage Medical Systems’ Series A and Series A-1 Preferred Stock were converted within 60 days of March 12, 2019 and its warrant to purchase common stock was exercised within 60 days of March 12, 2019. The address for Heritage Medical Systems is 318 N. Carson St. #208, Carson City, NV 89701. Heritage Medical Systems owns approximately 40% of our preferred stock.

(6)	Consists of 10,872,716 shares of common stock held of record by SMALLCAP World Fund, Inc. Julian N. Abdey, Noriko H. Chen, Peter Eliot, Brady L. Enright, Bradford F. Freer, Roz Hongsaranagon, Claudia P. Huntington, Jonathan Knowles, Harold H. La, Aidan O’Connell, Andraz Razen, Gregory W. Wendt and Dylan Yolles, as portfolio managers, have voting and investment power over the securities held by SMALLCAP World Fund, Inc. The address of SMALLCAP World Fund, Inc. is 333 S. Hope St., 53rd Floor, Los Angeles, California 90071.

(7)	Includes underlying shares of common stock issuable to Mr. Toland, our Chief Executive Officer and President, upon exercise of vested stock options and stock options that vest within 60 days of March 12, 2019. The percentage beneficially owned is based on 212,902,584 shares of common stock which would be outstanding if Mr. Toland exercised all vested stock options and all stock options that vest within 60 days of March 12, 2019.

(8)	Includes underlying shares of common stock issuable to Mr. Long, our Chief Financial Officer, upon exercise of vested stock options and stock options that vest within 60 days of March 12, 2019. The percentage beneficially owned is based on 207,241,332 shares of common stock which would be outstanding if Mr. Long exercised all vested stock options and all stock options that vest within 60 days of March 12, 2019.

(9)	Includes underlying shares of common stock issuable to Mr. Teany, our Chief Operating Officer, upon exercise of vested stock options and stock options that vest within 60 days of March 12, 2019. The percentage beneficially owned is based on 206,607,386 shares of common stock which would be outstanding if Mr. Teany exercised all vested options and all stock options that vest within 60 days of March 12, 2019.

(10)	Consists of (i) 17,090,941 shares of common stock directly owned by HealthCor Partners Fund, LP, (ii) 19,981,655 shares of common stock directly owned by HealthCor Hybrid Offshore Master Fund, LP, (iii) 7,852,101 shares of common stock directly owned by HealthCor Partners Fund II, LP and (iv) 7,557,436 shares of common stock directly owned by HealthCor Partners Management, LP. Mr. Lightcap is a controlling member of HealthCor Partners Management, LP, and the investment manager of HealthCor Partners Fund, LP and HealthCor Partners Fund II, LP. HealthCor Partners Management, LP provides advice to its affiliate, HealthCor Management, LP, with respect to HealthCor Hybrid Offshore Master Fund, LP. Mr. Lightcap disclaims any beneficial ownership of the securities held by HealthCor Partners Fund, LP, HealthCor Hybrid Offshore Master Fund, LP, and HealthCor Partners Fund II, LP, except to the extent of any pecuniary interest therein.

(11)	Consists of (i) 74,167 shares of common stock owned by Mr. Gold directly and (ii) 321,417 underlying shares of common stock issuable to Mr. Gold upon exercise of vested stock options and stock options that vest within 60 days of March 12, 2019. The percentage beneficially owned is based on 206,534,024 shares of common stock which would be outstanding if Mr. Gold exercised all vested stock options and all stock options that vest within 60 days of March 12, 2019.

(12)	Consists of (i) 49,167 shares of common stock owned by Dr. Rogers directly and (ii) 133,932 underlying shares of common stock issuable to Dr. Rogers upon exercise of vested stock options and stock options that vest within 60 days of March 12, 2019. The percentage beneficially owned is based on 206,346,539 shares of common stock which would be outstanding if Dr. Rogers exercised all vested stock options and all stock options that vest within 60 days of March 12, 2019.

(13)	Consists of 8,369,218 shares of common stock of which 573,798 are held by BioStar Ventures III-XF, L.P., 7,557,436 are held by BioStar Ventures III, L.P. (“BioStar”), 800,000 shares of common stock issuable upon conversion of Series A Preferred Stock held by BioStar, 104,320 shares of common stock issuable upon conversion of Series A-1 Preferred Stock held by BioStar, including shares of common stock issuable upon the conversion of Series A-1 Preferred Stock to be issued as dividends on the Series A Preferred Stock within 60 days of March 12, 2019, and 350,000 shares of common stock issuable upon the exercise of a warrant to purchase common stock held by BioStar. Dr. Cannon is the founder and Senior Managing Director of BioStar and BioStar Venturs III-XF, L.P. and, as such, has the power to vote and dispose of the securities held of record by BioStar and BioStar Ventures III-XF, L.P. Also includes 237,984 shares of common stock owned by Dr. Cannon directly and 18,274 underlying shares of common stock issuable to Dr. Cannon upon exercise of vested stock options and stock options that vest within 60 days of March 12, 2019. The percentage beneficially owned is based on 207,485,201 shares of common stock which would be outstanding if BioStar’s Series A Preferred Stock and Series A-1 Preferred Stock were converted within 60 days of March 12, 2019 and its warrant to purchase common stock was exercised within 60 days of March 12, 2019, and Dr. Cannon exercised all his vested stock options and all his stock options that vest within 60 days of March 12, 2019. BioStar owns approximately 4% of our preferred stock. Dr. Cannon disclaims any beneficial ownership of the securities held by BioStar and BioStar Ventures III-XF, L.P. except to the extent of any pecuniary interest therein.

(14)	Consists of (i) 49,167 shares of common stock owned by Mr. Harrington directly and (ii) 10,416 underlying shares of common stock issuable to Mr. Harrington upon exercise of vested stock options and stock options that vest within 60 days of March 12, 2019. The percentage beneficially owned is based on 206,223,023 shares of common stock, which would be outstanding if Mr. Harrington exercised all vested stock options and stock options that vest within 60 days of March 12, 2019.

(15)	Consists of (i) 58,092 shares of common stock owned by Mr. Tobin directly and (ii) 2,057 underlying shares of common stock issuable to Mr. Tobin upon restricted stock units that vest within 60 days of March 12, 2019. The percentage beneficially owned is based on 206,212,607 shares which would be outstanding if Mr. Tobin was issued the underlying shares for all his restricted stock units that vest within 60 days of March 12, 2019.

(16)	Consists of 14,235,545 shares of common stock, 10,800,000 shares of common stock issuable upon conversion of Series A Preferred Stock, 1,408,320 shares of common stock issuable upon conversion of Series A-1 Preferred Stock, including shares of common stock issuable upon the conversion of Series A-1 Preferred Stock to be issued as dividends on the Series A Preferred Stock within 60 days of March 12, 2019 and 4,725,000 shares issuable upon the exercise of a warrant to purchase common stock all held by HEC Master Fund LP for which Hudson Executive serves as investment advisor. Management GP is the general partner of Hudson Executive. Mr. Braunstein is Managing Partner of Hudson Executive and Managing Member of Management GP. Also includes 58,561 shares of common stock owned by Mr. Braunstein directly and 1,695 underlying shares of common stock issuable to Mr. Braunstein under restricted stock units that vest within 60 days of March 12, 2019. The percentage beneficially owned is based on 223,145,927 shares which would be outstanding if HEC Master Fund LP’s Series A and Series A-1 Preferred Stock were converted within 60 days of March 12, 2019, its warrant to purchase to common stock was exercised within 60 days of March 12, 2019 and Mr. Braunstein was issued the underlying shares for all his restricted stock units that vest within 60 days of March 12, 2019. HEC Master Fund LP owns approximately 54% of our preferred stock. As a result of the relationships described herein, each of Hudson Executive, Management GP and Mr. Braunstein share voting and dispositive power over such shares and may be deemed to be the beneficial owner of such shares. Each of Hudson Executive, Management GP and Mr. Braunstein disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein

(17)	Includes all shares of common stock directly and indirectly owned by all our current executive officers and directors and underlying shares of common stock issuable upon exercise of vested stock options, and exercise of stock options and issuance of restricted stock units that vest within 60 days of March 12, 2019.

MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

Our bylaws provide that our business is to be managed by or under the direction of our Board of Directors. Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our Board of Directors currently consists of eight members, classified into three classes as follows:

(1)	Nathan R. Harrington, Louis A. Cannon, M.D. and Douglas L. Braunstein constitute our Class I Directors (the “Class I Directors”) with a term ending at the 2020 Annual Meeting. Pursuant to the terms of the 2018 Securities Purchase Agreement and our Certificate of Designation, the holders of our preferred stock, voting as a separate class, shall be entitled to elect a director to fill the Series A Preferred Director seat, as defined in our Certificate of Designation, so long as holders of preferred stock continue to hold at least 25% of the shares purchased under the 2018 Securities Purchase Agreement. The Series A Preferred Director seat is currently occupied by Douglas L. Braunstein.

(2)	Jeffrey G. Gold, Campbell D. Rogers, M.D. and James R. Tobin constitute our Class II Directors (the “Class II Directors”) with a term ending at the 2021 Annual Meeting.

(3)	Jeffrey C. Lightcap and Mark J. Toland constitute our Class III Directors (the “Class III Directors”) with a term ending at the 2019 Annual Meeting.

On March 6, 2019, our Board of Directors accepted the recommendation of the Nominating Committee and voted to nominate Jeffrey C. Lightcap and Mark J. Toland for election at the Annual Meeting for a term of three years to serve until the 2022 Annual Meeting, or until their respective successors have been elected and qualified.

Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages, their positions in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years. Additionally, information about the specific experience, qualifications, attributes or skills that led to our Board of Directors’ conclusion at the time of filing of this Proxy Statement that each person listed below should serve as a director is set forth below:

Name	Age	Position with the Company
Mark J. Toland	49	Chief Executive Officer, President and Director Nominee
Jeffrey C. Lightcap(1)(2)	60	Chairman of the Board of Directors and Director Nominee
Jeffrey G. Gold (2)(3)	71	Director
Campbell D. Rogers, M.D. (1)(3)	57	Director
James R. Tobin	74	Director
Louis A. Cannon, M.D. (1)(2)(3)	60	Director
Nathan R. Harrington	50	Director
Douglas L. Braunstein	58	Director

(1)	Member of the Compensation Committee.

(2)	Member of the Nominating and Corporate Governance Committee.

(3)	Member of the Audit Committee.

Director Independence

Our Board of Directors has reviewed the composition of our Board of Directors and independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board of Directors has determined that Jeffrey C. Lightcap, Jeffrey G. Gold, Campbell D. Rogers, M.D., Louis A. Cannon, M.D., James R. Tobin and Douglas L. Braunstein do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and would qualify as “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of NYSE American. Mark J. Toland and Nathan R. Harrington would not qualify as “independent” under the applicable rules and regulations of the SEC and the listing requirements and rules of NYSE American. In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence.

In making such determinations, the Board of Directors considered (i) whether a director is any of the persons listed under Section 803(A)(2) of the NYSE American LLC Company Guide that would disqualify a director from being considered independent, and (ii) whether the director had any disclosable transaction or relationship with the Company under Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended, which relates to transactions and relationships between directors and their affiliates, on the one hand, and the Company and its affiliates (including management), on the other. Additionally, in order to be considered an independent member of an audit committee under Rule 10A-3 of the Exchange Act, a member of an audit committee may not, other than in his capacity as a member of the audit committee, the Board of Directors, or any other committee of the Board of Directors, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the applicable company or any of its subsidiaries or otherwise be an affiliated person of the applicable company or any of its subsidiaries. Lastly, the Board of Directors determined that all members of the compensation committee are independent under Section 805(c)(1) of the NYSE American LLC Company Guide and in making such determination considered all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (A) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the listed company to such director; and (B) whether such director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

Mark J. Toland. Mark J. Toland was appointed as our President and Chief Executive Officer and a member of the Board of Directors effective March 7, 2016. On June 23, 2016, Mr. Toland was elected to serve as a Class III director until such time as he stands for election at the Company’s 2019 Annual Meeting of Stockholders. Mr. Toland joined Corindus in 2016 from Boston Scientific Corporation, a global medical technology leader with a significant focus on cardiovascular solutions, where he most recently held the position of Senior Vice President, Corporate Accounts & Global Healthcare Solutions. From 1997 until joining Corindus, Mr. Toland led large divisional and corporate teams at Boston Scientific responsible for U.S. commercial sales and operations across multiple cardiovascular business segments, including Interventional Cardiology, Peripheral, Structural Heart, and Electrophysiology. Since 2015, Mr. Toland has served as a member of the Scientific Advisory Board of The International Society of Cardiovascular Translational Research, a non-profit organization founded in 2007 with a goal to expedite scientific discovery to clinical application (patients). Mr. Toland earned a B.S. in Business Administration at University of Louisville, Louisville, Kentucky. Mr. Toland’s extensive knowledge of the cardiovascular technology space and his experience in bringing new technologies and devices to market makes him well-qualified to serve as the Company’s President and Chief Executive Officer and a director.

Jeffrey C. Lightcap. Jeffrey C. Lightcap was initially elected as a director on August 12, 2014. From March 2008 to August 12, 2014, Mr. Lightcap served as a director of Corindus, Inc. as an appointee of HealthCor, and he served as Chairman from April 12, 2012 to August 12, 2014. On June 23, 2016, Mr. Lightcap was elected to serve as a Class III director until such time as he stands for election at the Company’s 2019 Annual Meeting of Stockholders. Since October 2006, Mr. Lightcap has served as a Senior Managing Director at HealthCor Partners Management, LP, a leading growth equity investor in early and near commercial stage healthcare companies in the diagnostic, therapeutic, medtech and HCIT sectors. From 1997 to mid-2006, Mr. Lightcap was a Senior Managing Director at JLL Partners, a leading middle-market private equity firm. Prior to JLL Partners, Mr. Lightcap was a Managing Director at Merrill Lynch & Co., Inc. in charge of leverage buyout coverage for Merrill Lynch’s mergers and acquisitions group. Prior to joining Merrill Lynch, Mr. Lightcap was a Senior Vice President in the mergers and acquisitions group at Kidder, Peabody & Co. and briefly at Salomon Brothers. Mr. Lightcap currently serves as a director of the following companies: CareView Communications, Inc. (OTCQB: CRVW), a healthcare technology company; Practice Partners in HealthCare, a privately-held company specializing in management and operation of ambulatory surgical centers; Paradigm Spine, LLC, a leader in the field of non-fusion, spinal implant technology; Heartflow, Inc., a company focused on the non-invasive diagnosis of coronary artery disease; and KellBenx, Inc., a prenatal diagnostic technology company. Mr. Lightcap received a B.E. in Mechanical Engineering from the State University of New York at Stony Brook in 1981 and in 1985 received an M.B.A. from the University of Chicago. Mr. Lightcap’s experience with fundraising in the private equity market and his leadership skills exhibited throughout his career make him well-qualified to serve as one of the Company’s directors.

Jeffrey G. Gold. Jeffrey G. Gold was initially elected as a director on August 12, 2014. From February 2011 to August 12, 2014, Mr. Gold served as a director of Corindus, Inc. On June 23, 2016, Mr. Gold was elected to serve as a Class II director, and on May 31, 2018, he was re-elected to service as a Class II director until such time as he stands for election at the Company’s 2021 Annual Meeting of Stockholders. From March 2014 to January 2016, Mr. Gold served as President and Chief Executive Officer for Myoscience, Inc., an innovation-driven medical technology company based in Silicon Valley, California, dedicated to establishing their proprietary platform technology, Focused Cold TherapyTM, as the preeminent treatment for conditions involving nerves. He previously served as President and Chief Executive Officer of Velomedix Inc., a venture-backed company that developed a unique technology for rapidly inducing therapeutic hypothermia in patients undergoing severe acute cardiovascular events, such as heart attack and cardiac arrest. From 2007 to 2012 Mr. Gold was a Venture Partner for Longitude Capital where he focused on investments in medical devices. From 2001 to 2005, he was the Chief Executive Officer of CryoVascular Systems, a medical device company developing treatments for peripheral vascular disease. CryoVascular was acquired by Boston Scientific Corporation in 2005. From 1997 to 2000, Mr. Gold was the Chief Operating Officer and Executive Vice President of CardioThoracic Systems, Inc. (Nasdaq: CTSI), a medical device company focused on developing products to enable off-pump open-heart surgery. CTSI was acquired by Guidant Corporation. Prior to CTSI, Mr. Gold spent 18 years with Cordis Corporation, in a series of roles of increasing responsibility and scope. Cordis Corporation was acquired by Johnson & Johnson in 1996. He was co-founder and President of Cordis Endovascular Systems, the subsidiary company that initially focused on the interventional neuroradiology and peripheral markets. Mr. Gold currently serves on the board of directors AngioDynamics, Inc. (Nasdaq: ANGO). Mr. Gold holds an MBA from the University of Florida and a B.S. in Engineering from Northeastern University and is a graduate of GE’s Manufacturing Management Program. Mr. Gold’s experience with medical technology companies and the venture capital market make him well-qualified to serve as one of the Company’s directors.

Campbell D. Rogers, M.D. Dr. Rogers was initially appointed as a director on February 4, 2016. On June 23, 2016, Dr. Rogers was elected to serve as a Class II director, and on May 31, 2018, he was re-elected to serve as a Class II director until such time as he stands for election at the Company’s 2021 Annual Meeting of Stockholders. From March 2012 to the present, Dr. Rogers has served as Chief Medical Officer of HeartFlow, Inc., a cardiovascular diagnostics company providing the first available non-invasive solution that enables physicians to more accurately evaluate significant coronary artery disease based on both anatomy and physiology. From July 2006 to March 2012, Dr. Rogers served as Chief Scientific Officer and Global Head of Research and Development at Cordis Corporation, a Johnson & Johnson subsidiary, where he was responsible for leading investments and research in cardiovascular devices. From September 2000 to July 2006, Dr. Rogers was Associate Professor of Medicine at Harvard Medical School and Director of the Cardiac Catheterization and Experimental Cardiovascular Interventional Laboratories at Brigham and Women’s Hospital with responsibility for all aspects of catheterization laboratory clinical practice, education and research. Dr. Rogers currently serves on the board of directors of InspireMD, Inc. (NYSE American: NSPR). He earned an A.B. in English from Harvard College and a M.D. from Harvard Medical School. Dr. Rogers’ extensive medical expertise and vast knowledge of the cardiology space makes him well-qualified to serve as one of the Company’s directors.

Louis A. Cannon, M.D. Dr. Cannon was initially appointed as a director on March 6, 2017 in connection with the Company’s March 2017 private placement. On June 22, 2017, Dr. Cannon was elected to serve as a Class I director until such time as he stands for election at the Company’s 2020 Annual Meeting of Stockholders. Dr. Cannon, a past Judah Volkman Scholar in Residence, is triple board certified in Internal Medicine, Cardiovascular Disease and Interventional Cardiology. Since March 2012, Dr. Cannon has been a practicing Interventional Cardiologist for the Michigan Heart and Vascular Specialists, the Senior Program Director for the McLaren Northern Michigan Heart and Vascular Institute, and the founder and President of the Cardiac & Vascular Research Center of Northern Michigan, one of the nation’s most prominent private research centers. Bringing over two decades of clinical trial experience using cutting edge technologies to treat cardiovascular disease, Dr. Cannon is a recognized leader in cardiovascular research and development. Dr. Cannon graduated from Wright State School of Medicine in Dayton, Ohio in 1984, and completed his Interventional Cardiology fellowship at the University of Cincinnati in 1991. He is the founder and Senior Managing Director of BioStar Ventures. Dr. Cannon has served on the strategic advisory boards for Fortune 500 companies including Medtronic, Abbott Laboratories, and The Boston Scientific Corporation. Dr. Cannon has extensive experience in the diagnosis of cardiovascular disease and is a key opinion and thought leader in the medical device cardiovascular space, which makes him well-qualified to serve as a director of the Company.

Nathan R. Harrington. Mr. Harrington was elected to serve as a Class I director on June 22, 2017 until such time as he stands for election at the Company’s 2020 Annual Meeting of Stockholders. Since October 2011, Mr. Harrington has served in various Business Development roles at Philips Healthcare and, in September 2016, was appointed as Head of Business Development for Philips’ Image Guided Therapies business group. Prior to joining Philips, Mr. Harrington worked for over 8 years at Boston Scientific Corporation, a global medical technology leader with a significant focus on cardiovascular solutions, where he held positions in New Business Development for its Cardiac, Rhythm and Vascular Group and in Product Management for its Peripheral Interventions Division. Prior to Boston Scientific Mr. Harrington spent over 6 years in Management Consulting, with a focus on healthcare and evaluating the commercial potential of emerging medical technology. Mr. Harrington earned a B.A. from Brown University in 1990 and an MBA from Yale University in 1996. Mr. Harrington’s extensive knowledge of the cardiovascular technology space and his experience with the commercialization of both capital and disposable devices makes him well-qualified to serve as a director.

James R. Tobin. Mr. Tobin was initially appointed as a Class II director on March 13, 2018 and on May 31, 2018, he was re-elected to serve as a Class II director until such time as he stands for election at the Company’s 2021 Annual Meeting of Stockholders. Mr. Tobin has served in multiple executive positions over his extensive career, building and executing operational growth strategies for large businesses across the healthcare sector. Mr. Tobin served as Chief Executive Officer for Boston Scientific from March 1999 to July 2009. Prior to joining Boston Scientific, Mr. Tobin served as President and CEO of Biogen Inc. Before joining Biogen, Mr. Tobin was President and Chief Operating Officer of Baxter International and responsible for all operations of the company. Mr. Tobin currently serves on a number of boards, including TransMedics, Inc., Oxford Immunotec Global PLC (Nasdaq: OXFD), and Globus Medical, Inc. (NYSE: GMED) and previously served on the board of directors of public companies Chiasma Inc. (Nasdaq: CHMA) and Curis, Inc. (Nasdaq:CRIS). Mr. Tobin holds an A.B. from Harvard College and an M.B.A. from Harvard Business School. Mr. Tobin’s decades of experience as a senior executive of large multinational healthcare and medical device companies, and his service as a director of Boston Scientific Corporation and numerous other medical device companies makes him well-qualified to serve as a director.

Douglas L. Braunstein. Mr. Braunstein was initially appointed as a Class I director on March 16, 2018 in connection with the Company’s March 2018 private placement. Mr. Braunstein has been the Managing Partner and Founder of Hudson Executive Capital since 2015. Previously, Mr. Braunstein served in various roles at JP Morgan Chase & Co., including as Vice Chairman from 2013 to 2015, Chief Financial Officer and member of the company’s Operating Committee from 2010 to 2012, as well as serving in a number of leadership roles in the investment bank, including as a member of the Management Committee from 2000 to 2010. Mr. Braunstein currently serves on the board of directors of public companies Cardtronics, PLC (Nasdaq: CATM) and Eagle Pharmaceuticals, Inc. (Nasdaq: EGRX). He is a Trustee of Cornell University and serves on the Dean’s Advisory Board of Harvard Law School. He is a member of the Economic Club of New York, a Board Member of the Foreign Policy Association, a member of the UJA of Greater New York’s Wall Street and Financial Services Division, and on the Board of Directors of the Gordon A. Rich Memorial Foundation. He graduated with a B.S. from Cornell University in 1983 and a J.D. from Harvard Law School in 1986. Mr. Braunstein’s extensive executive experience and background in investment strategy and banking as well as his strong financial background makes him well-qualified to serve as a director.

Committees of the Board of Directors and Meetings

Meetings; Meeting Attendance.

During the period from January 1, 2018 through December 31, 2018, our Board of Directors met or acted by unanimous written consent 20 times and the various committees of the Board met a total of 16 times. The Board has adopted a policy under which each member makes every effort to, but is not required to, attend each annual meeting of our stockholders. All of our eight directors at the time attended our Annual Meeting of Stockholders held on May 31, 2018. No director other than Dr. Rogers and Mr. Tobin attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which they served.

Audit Committee.

Our Audit Committee consists of Jeffrey G. Gold, Campbell D. Rogers, M.D., and Louis A. Cannon, M.D. each of whom satisfies the independence requirements under NYSE American listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of our Audit Committee is Mr. Gold, whom our Board of Directors has determined to be an “audit committee financial expert” as the Securities and Exchange Commission has defined that term in Item 407 of Regulation S-K. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with Audit Committee requirements. In arriving at this determination, our Board of Directors has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The purpose of the Audit Committee is to assist our Board of Directors with oversight of (i) the quality and integrity of our financial statements and its related internal controls over financial reporting, (ii) our legal and regulatory compliance, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our independent registered public accounting firm. The Audit Committee’s primary function is to provide advice with respect to our financial matters and to assist our Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting, and legal compliance. During 2018, the Audit Committee met six times; and Mr. Gold attended all meetings and Dr. Rogers attended three meetings. Dr. Cannon attended five meetings, which were all of the meetings held subsequent to his appointment to the Audit Committee. Please also see the report of the Audit Committee set forth elsewhere in this Proxy Statement.

A copy of the Audit Committee’s written charter is publicly available on our website at www.corindus.com.

Compensation Committee.

Our Compensation Committee consists of Jeffrey C. Lightcap, Campbell D. Rogers, M.D. and Louis A. Cannon, M.D., each of whom our Board of Directors has determined to be independent under NYSE American listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The chairperson of our Compensation Committee is Mr. Lightcap.

The primary purpose of our Compensation Committee is to oversee and review compensation of our executive officers and directors and to make recommendations to our Board of Directors, as appropriate, with respect to such compensation and related policies. The goal of our policies relating to compensation is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. The Compensation Committee also oversees administration of our 2018 Stock Award Plan and any other equity-based compensation plan or program.

Our Board of Directors, excluding our Chief Executive Officer, makes the ultimate decisions regarding compensation for our Chief Executive Officer based on the recommendation of our Compensation Committee. Our Chief Executive Officer may from time to time attend meetings of our Compensation Committee or our Board of Directors, but will have no final decision authority with respect to compensation. Annually, our Compensation Committee will evaluate the performance of our Chief Executive Officer and make a recommendation to our Board of Directors on our Chief Executive Officer’s compensation in light of the goals and objectives of our compensation program which is then reviewed by our Board of Directors. Decisions regarding the Chief Financial Officer’s and Chief Operating Officer’s compensation will be made by our Board after considering recommendations from our Chief Executive Officer and the Compensation Committee. Our Chief Executive Officer reviews and recommends the compensation of our other executive officers to the Compensation Committee, subject to the approval of our Board of Directors. The Compensation Committee may consider programs and recommendations from independent compensation consultants to assist it in making its compensation determinations. During 2018, the Compensation Committee met nine times; and Mr. Lightcap attended all meetings and Dr. Rogers and Dr. Cannon attended all meetings except one.

A copy of the Compensation Committee’s written charter is publicly available on our website at www.corindus.com.

Nominating and Corporate Governance Committee.

Our Nominating and Corporate Governance Committee consists of Jeffrey C. Lightcap, Jeffrey G. Gold and Louis A. Cannon, M.D., each of whom our Board of Directors has determined to be independent under NYSE American listing standards. The chairperson of our Nominating and Corporate Governance Committee is Mr. Lightcap.

The primary purposes of our Nominating and Corporate Governance Committee are to (i) identify, review and recommend qualified candidates for membership on our Board of Directors and the Board committees, (ii) develop and recommend to the Board of Directors appropriate corporate governance principles and practices and (iii) oversee the evaluation of the Board of Directors through the annual review of the performance of the Board and its committees.

If a stockholder wishes to nominate a candidate for director who is not to be included in our Proxy Statement, it must follow the procedures described in our bylaws and in “Stockholder Proposals and Nominations for Director” at the end of this Proxy Statement.

In addition, under our current corporate governance policies, the Nominating and Corporate Governance Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating and Corporate Governance Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to propose a candidate for consideration as a nominee by the Nominating and Corporate Governance Committee under our corporate governance policies, it should send proposals marked for the attention of the Corporate Secretary, Corindus Vascular Robotics, Inc., 309 Waverley Oaks Rd., Suite 105, Waltham, Massachusetts, 02452.

The Nominating and Corporate Governance Committee considers issues of diversity in identifying and considering nominees for director, and strives where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and country of citizenship on the Board of Directors and its committees. During 2018, the Nominating and Corporate Governance Committee met once and all members of the Nominating and Corporate Governance committee were in attendance.

A copy of the Nominating and Corporate Governance Committee’s written charter is publicly available on the Company’s website at www.corindus.com.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors has reviewed the Company’s current leadership structure in light of the composition of our Board, our Company’s size, the nature of our business, the regulatory framework under which our Company operates, our Company’s peer group, our Company’s stockholder base, and other relevant factors. After considering these factors, our Board of Directors determined that it is in the best interest of the Company to separate the Chief Executive Officer position, currently held by Mr. Toland, from the board chair position, currently held by Mr. Lightcap. We believe having a non-executive Chairman of the Board puts our management in the best position to efficiently handle major issues facing our Company on a day-to-day and long-term basis, while ensuring that our Board of Directors remains in the best position to have independence in identifying key risks and developments facing our Company. We believe that our current leadership structure is optimal for our Company at this time.

We believe that the number of independent, experienced directors that make up our Board of Directors benefits our Company and our shareholders. All of our independent directors have demonstrated leadership in other organizations and are familiar with board of director processes.

Our management is principally responsible for defining the various risks facing our Company, formulating risk management policies and procedures, and managing our risk exposures on a day-to-day basis. Our Board of Directors’ principal responsibility in the area of risk management is to ensure that sufficient resources, with appropriate technical and managerial skills, are provided throughout our Company to identify, assess and facilitate processes and practices to address material risk and to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks. The involvement of our Board of Directors in reviewing our business strategy is an integral aspect of our Board of Directors’ assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for our Company.

While our full Board of Directors has overall responsibility for risk oversight, our Board of Directors may elect to delegate oversight responsibility related to certain risks to committees, which in turn would then report on the matters discussed at the committee level to our full Board of Directors. For instance, our Audit Committee could focus on the material risks facing our Company, including operational, market, credit, liquidity and legal risks, and our Compensation Committee could be charged with reviewing and discussing with management whether our compensation arrangements are consistent with effective controls and sound risk management.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at 508-653-3335 ext. 504 or via email at ir@corindus.com. However, any stockholders who wish to address questions regarding our business directly with our Board of Directors, or any individual director, should direct questions in writing to Corindus Vascular Robotics, Inc., 309 Waverley Oaks Road, Suite 105, Waltham, MA 02452, Attn: Corporate Secretary or via e-mail at David.Long@Corindus.com. Communications will be distributed to our Board of Directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of our Board of Directors may be excluded, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys, or solicitations or advertisements. In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Executive Officers

The following table sets forth certain information regarding our executive officers who are not also directors.

Name	Age	Position with the Company
David W. Long	48	Chief Financial Officer, Senior Vice President, Treasurer, Secretary
Douglas Teany	47	Chief Operating Officer

David W. Long. David W. Long was initially appointed as our Chief Financial Officer, Senior Vice President, Treasurer and Secretary on August 12, 2014 and has served in those capacities since his initial appointment. From September 2011 to August 12, 2014, Mr. Long served as Chief Financial Officer and Vice President of Administration of Corindus, Inc. Prior to joining Corindus, Inc., Mr. Long served in positions as Vice President of Finance and Division Controller at Thermo Fisher Scientific Corporation from September 2004 to September 2011. Mr. Long earned his B.S. in Business Administration from the University of Massachusetts Lowell and his Masters in Government Administration from the University of Pennsylvania.

Douglas Teany. Douglas Teany was initially appointed as our Chief Operating Officer on June 15, 2018. From March 21, 2016 to June 15, 2018, Mr. Teany served as our Senior Vice President R&D and Operations. From August 2015 until joining Corindus, Mr. Teany served as co-founder and partner of East River Consulting Group. Previously, he held a series of progressive leadership positions at Boston Scientific Corporation culminating in his role as Vice President, Clinical Program Management & Operations from February 2008 to July 2015. Mr. Teany earned his B.A. and M.S. in Education from Purdue University.

COMPENSATION DISCUSSION AND ANALYSIS

The primary objectives of the Compensation Committee of our Board of Directors with respect to executive compensation are to attract, retain, and motivate the best possible executive talent. The focus is to tie short and long-term cash and equity incentives to achievement of measurable corporate and individual performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these objectives, the Compensation Committee has maintained, and expects to further implement, compensation plans that tie a substantial portion of executives’ overall compensation to our commercial and operational performance.

Our practice has been and will continue to be to combine the components of our executive compensation program to align compensation with measures that correlate with the creation of long-term stockholder value and to achieve a total compensation level appropriate for our size and corporate performance. In pursuing this, we offer an opportunity for income in the event of successful corporate financial and operational performance, matched with the prospect of less compensation in the absence of successful corporate financial and operational performance. Our philosophy is to make a greater percentage of an employee’s compensation based on Company performance as he or she becomes more senior, with a significant portion of the compensation of our executive officers based on the achievement of Company performance goals because the performance of these officers is more likely to have a direct impact on our achievement of strategic and financial goals that are most likely to affect stockholder value. At the same time, our Board of Directors believes that we must attract and retain high-caliber executives, and therefore must offer a mixture of fixed and incentive compensation at levels that are attractive in light of the competitive market for senior executive talent.

Historically, our Board of Directors has reviewed the total compensation of our executive officers and the mix of components used to compensate those officers on an annual basis. In determining the total amount and mix of compensation components, our Board of Directors strives to create incentives and rewards for performance consistent with our short- and long-term Company objectives. Our Board of Directors relies on its judgment about each individual rather than employing a formulaic approach to compensation decisions. Our Board of Directors has not assigned a fixed weighting among each of the compensation components. Our Board of Directors assesses each executive officer’s overall contribution to our business, scope of responsibilities, and historical compensation and performance to determine annual compensation. In making compensation decisions, our Board takes into account input from our board members and our Chief Executive Officer based on their experiences with other companies.

Management develops our compensation plans by utilizing publicly available compensation data for national and regional companies in the medical and surgical device industry. We believe that the practices of this group of companies provide us with appropriate compensation benchmarks, because these companies have similar organizational structures and tend to compete with us for executives and other employees.

We work within the framework of this pay-for-performance philosophy to determine each component of an executive’s initial compensation package based on numerous factors, including:

●	the individual’s particular background and circumstances, including training and prior relevant work experience;

●	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

●	the demand for individuals with the individual’s specific expertise and experience at the time of hire;

●	performance goals and other expectations for the position;

●	comparison to other executives within our Company having similar levels of expertise and experience; and

●	uniqueness of industry skills.

The Company has implemented an annual performance management program, under which annual performance goals are determined and set forth at the beginning of each calendar year for the corporation as a whole, each corporate department, and each individual employee. Annual corporate goals are proposed by management and approved by the Board of Directors at either the end of the year prior to or at the beginning of the calendar year. These corporate goals target the achievement of specific strategic milestones focused on financial and operational achievement. Annual department and individual goals focus on contributions which facilitate the achievement of the corporate goals and are set during the first quarter of each calendar year. Department goals are proposed by each department head and reviewed by the Chief Executive Officer. Generally, individual goals are proposed by each employee and agreed upon by his or her direct supervisor. The Chief Executive Officer approves the goals proposed by our other executive officers. The Chief Executive Officer’s organizational goals are recommended to the Board of Directors for approval by the Compensation Committee of the Board. Annual salary increases, annual bonuses, and annual stock option awards granted to our employees are tied to the achievement of these corporate, department, and each individual’s performance goals.

During the first calendar quarter, our procedure is to evaluate individual, department, and corporate performance against the written goals for the recently completed year. Consistent with our compensation philosophy, our process includes the opportunity for employees to submit a written self-assessment to their supervisor. The supervisor prepares a written evaluation based on the employee’s self-assessment, the supervisor’s own evaluation of the employee’s performance, and input from others within the Company. Employee performance information forms the recommendation for annual employee salary increases, equity grants and bonuses (if eligible). Annual stock option awards are then reviewed by the Compensation Committee and our Board. Our executive officers, other than the Chief Executive Officer, submit their self-assessments to the Chief Executive Officer, who performs the individual evaluations and submits recommendations to the Compensation Committee for salary increases, bonuses, and stock option awards. In the case of the Chief Executive Officer, his individual performance evaluation is conducted by the Compensation Committee, which recommends to the Board his compensation changes and awards. For all employees, including our executive officers, annual base salary increases, annual stock option awards, and annual bonuses, to the extent granted, are typically implemented during the first calendar quarter of the year. The Compensation Committee considers the results of the annual stockholder vote on our executive compensation program, in addition to other input from our stockholders, when evaluating and determining compensation policies and recommending to the Board the compensation for our Chief Executive Officer and the other named executive officers. The 2018 stockholder vote affirmed the Compensation Committee’s and the Board of Director’s decisions for 2017 of our executive compensation program. In light of this stockholder support, the Compensation Committee concluded that no significant revisions were necessary to our executive compensation program in 2018, although the Compensation Committee will continue to review our compensation program in connection with the our corporate goals.

In March 2018, Company management engaged Aon Hewitt as compensation consultant to model a performance-based equity program for Mr. Toland as outlined by management, consistent with the structure proposed by the Compensation Committee for Mr. Toland.

Compensation Components

The components of our compensation package are as follows:

Base Salary: Base salaries for our executives are established based on the scope of their responsibilities and their prior relevant background, training, and experience, taking into account market compensation data we review for similar positions and the overall market demand for such executives at the time of hire. An executive’s base salary is also evaluated together with other components of the executive’s other compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

Base salaries are reviewed annually as part of our performance management program and increased for merit reasons, based on the executive’s success in meeting or exceeding corporate and individual performance objectives and an assessment of whether significant corporate goals were achieved. Additionally, we adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

Mr. Toland is our Chief Executive Officer and President. Effective March 7, 2016, the Company and Mr. Toland entered into an employment agreement. The terms of his employment agreement and compensation were determined through negotiations with the Company and was determined to be in line with chief executive officer compensation for similarly situated companies. Mr. Toland’s employment is voluntary and he is free to terminate his employment at any time subject to the provisions provided therein. We are free to terminate Mr. Toland’s employment at any time, with or without cause, subject to the provisions provided therein. The terms of the employment agreement provide for Mr. Toland to receive an annual base salary of $400,000 subject to annual review for adjustments as determined by the Board. In March 2018 and February 2019, the Board approved an increase in Mr. Toland’s annual base salary to $420,000 and $450,000, respectively, based on Mr. Toland’s performance as measured against corporate goals.

Mr. Long is our Chief Financial Officer, Senior Vice President, Secretary and Treasurer. On May 22, 2015, the Company and Mr. Long entered into an employment agreement. The terms of Mr. Long’s employment agreement and compensation were determined through negotiations with the Company and was determined to be in line with chief financial officer compensation for similarly situated companies. Mr. Long’s employment is voluntary and he is free to terminate his employment at any time subject to the provisions provided therein. We are free to terminate Mr. Long’s employment at any time, with or without cause subject to the provisions provided therein. The terms of the employment agreement provide for Mr. Long to receive an annual base salary of approximately $308,000, subject to annual review for adjustments as determined by the Board. In March 2018 and February 2019, the Board approved an increase in Mr. Long’s annual base salary to $324,411 and $340,632, respectively, based on Mr. Long’s performance as measured against corporate and individual goals.

Mr. Teany is our Chief Operating Officer. On June 15, 2018, the Company and Mr. Teany entered into an employment agreement in connection with his promotion to that position. Mr. Teany’s employment is voluntary and he is free to terminate his employment at any time subject to the provisions provided therein. We are free to terminate his employment at any time, with or without cause subject to the provisions provided therein. The terms of the employment agreement provide for Mr. Teany to receive an annual base salary of $300,000, subject to annual review for adjustments as determined by the Board. This was determined by the Company and deemed appropriate for the position’s scope, and level of impact of the role. In February 2019, the Board approved an increase in Mr. Teany’s annual base salary to $315,000, based on Mr. Teany’s performance as measured against corporate and individual goals.

Annual Bonus: Our compensation program includes eligibility for an annual performance-based cash bonus in the case of all executives and certain senior, non-executive employees. The amount of the cash bonus depends on the level of achievement of the stated corporate, department, and individual performance goals, with a target bonus generally set as a percentage of base salary. Our three executive officers are eligible for annual performance-based cash bonuses with a current target amount for Mr. Toland of 75% of his base salary, and a current target amount for Mr. Long and Mr. Teany of 50% of their base salaries, as set forth in their employment agreements. In its discretion, the Compensation Committee may, however, award bonus payments to our executives above or below the target amounts specified in their respective employment agreements based on Company and individual performance.

Mr. Toland is eligible for a bonus payment of up to 75% (or such higher percentage set by the Board) of his annual base salary for the year immediately preceding payment of such bonus based on achievement of Company and individual performance objectives. For the 2018 fiscal year, based on the achievement of corporate goals, Mr. Toland received a bonus award of $252,000, which was calculated based on achievement of the Company’s goals and Mr. Toland‘s contribution toward achieving those goals, including FDA clearance of the first advanced automated technique for the CorPath GRX System, peripheral FDA clearance, significant technical progress made in the Company’s remote platform and the growth in system placement.

Mr. Long is eligible for an annual bonus payment of up to 50% (or such higher percentage set by the Board) of his annual base salary for the year immediately preceding payment of such bonus based on achievement of Company and individual performance objectives. For the 2018 fiscal year, Mr. Long received a bonus award of $142,740, which was calculated based on achievement of the Company’s goals and Mr. Long’s contribution toward achieving those goals, including successful completion of Company financings.

Mr. Teany is eligible for an annual bonus payment of up to 50% (or such higher percentage set by the Board) of his annual base salary for the year immediately preceding payment of such bonus based on achievement of Company and individual performance objectives. For the 2018 fiscal year, Mr. Teany received a bonus award of $116,786, which accounts for the first half of the year at a bonus target of 35% of his base salary, and following the effective date of his promotion, an increased base salary and bonus target of 50% of his base salary, and was calculated based on the achievement of the Company’s goals and Mr. Teany’s contribution toward achieving those goals, including the achievement of significant technical milestones and progress developing our remote platform.

Long-Term Incentives: We believe that long-term performance is achieved through an ownership culture that encourages long-term participation by our executive officers in equity-based awards. Our Amended and Restated 2018 Stock Award Plan allows the grant to executive officers of stock options and other equity-based awards. We typically make an initial equity award of stock options to new executive officers and, as deemed appropriate to achieve the objectives of our overall compensation program, annual equity grants. Annual grants of options to our employees and all equity awards to our executive officers are reviewed, approved and recommended by the Compensation Committee to the Board of Directors for approval.

Initial stock option awards: Executives who join us are awarded initial stock option grants. The amount of the initial stock option award is determined based on the executive’s position with us and an overall review of the competitive market for executive talent. The initial stock option awards are intended to provide the executive with incentive to build value in the organization over an extended period of time. The amount of the initial stock option award is also reviewed in light of the executive’s base salary and other compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

Mr. Toland, our Chief Executive Officer, was granted a number of options which vest based on either continued service to the Company or performance criteria established to further align his compensation with Company performance in recognition of the more direct impact he is likely to have on the achievement of our strategic and financial goals. On March 7, 2016, pursuant to his employment agreement, Mr. Toland was granted an initial stock option to purchase 7,136,049 shares of common stock. The underlying shares vest as follows: 25% vest on the first anniversary date of this option with the balance vesting in equal monthly installments over the following 36 months. In addition, Mr. Toland was granted six performance-based stock options. Two options, which each provided for the purchase of 297,335 shares, vested on December 1, 2016 based on the Board’s determination that Mr. Toland had achieved the required performance criteria, which was his relocation to the Boston area and the recruitment and hiring of a senior leadership team. On May 17, 2017, options to purchase 297,335 shares vested upon the Board’s determination that Mr. Toland achieved the required performance criteria, which was the capital raise of any combination of debt and/or equity of at least $25 million. On June 30, 2017, options to purchase 297,335 shares vested upon the Board’s determination that Mr. Toland achieved the required performance criteria, which was the successful launch of CorPath GRX being deemed commercially acceptable by June 30, 2017. A performance-based stock option to purchase 297,335 shares was canceled upon the Board’s determination that Mr. Toland did not achieve the required performance criteria, which was to achieve revenues of at least $12 million for the year ended December 31, 2017. An additional performance-based stock option to purchase 297,335 shares was canceled upon the Board’s determination that Mr. Toland did not achieve the required performance criteria, which was to achieve revenues of at least $35 million for the year ended December 31, 2018.

On April 12, 2012, Mr. Long was granted a Corindus, Inc. option, which in accordance with the exchange ratio in the Acquisition Agreement, was exchanged for a Company option to purchase 590,048 shares of the Company’s common stock at an exercise price of $0.55 per share.

Annual stock option awards: Our practice is to make annual stock option awards as part of our overall performance management program. The Compensation Committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. As is the case when the amounts of base salary and initial equity awards are determined, a review of all components of the executive’s compensation is conducted when determining annual equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. High performing employees are granted options based on target grant levels for each employee category, with the higher ranked employees being eligible for a higher target grant.

In 2017, Mr. Long received an annual stock option award to purchase 100,000 shares of common stock based on his key contributions to the Company’s performance in 2017, especially with respect to his contributions to the successful completion of the Company’s financing in 2017.

On May 31, 2018, Mr. Toland was granted a performance-based option to purchase 5,183,322 shares of common stock at an exercise price of $0.7501 per share. The options vest based on performance criteria established to continue to align Mr. Toland’s compensation with Company performance. An aggregate of 25% of the underlying shares vest upon the achievement each of the following required performance criteria: the closing price of the Company’s common stock meeting or exceeding the prices of $2.15, $3.00, $3.85 and $4.75, respectively, for a period of at least twenty consecutive trading days at any time before May 31, 2021.

On June 15, 2018, Mr. Teany was granted an option to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.89 per share. The underlying shares vest over a period of four years with the first 25% vesting on June 15, 2019 and the remaining shares vesting ratably monthly over the following three years.

On February 1, 2019, Mr. Long was granted an option to purchase 110,000 shares of the Company’s common stock at an exercise price of $1.20 per share. The underlying shares vest over a period of four years with the first 25% vesting on February 1, 2020 and the remaining shares vesting ratably monthly over the following three years.

On February 1, 2019, Mr. Teany was granted an option to purchase 250,000 shares of the Company’s common stock at an exercise price of $1.20 per share. The underlying shares vest over a period of four years with the first 25% vesting on February 1, 2020 and the remaining shares vesting ratably monthly over the following three years.

Other Compensation: We maintain broad-based benefits and perquisites that are provided to all employees, including health insurance, life and disability insurance, dental and vision insurance, and a 401(k) plan. In particular circumstances, we also utilize cash signing bonuses and provide for reimbursement of relocation expenses when certain executives and senior non-executives join us. Such cash signing bonuses are typically repayable in full to the Company if the employee recipient voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus is paid and the amount thereof is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an executive upon terminating prior employment, to assist with relocation expenses, and/or to create additional incentive for an executive to join our Company in a position where there is high market demand.

Termination Based Compensation:

Severance: Mr. Toland and Mr. Long, either have or had employment arrangements that provide that they are eligible to receive severance payments and benefits upon an involuntary termination of employment, whether or not in connection with a change in control of our Company. We believe that this protection serves to encourage continued attention and dedication to duties without distraction arising from the possibility of a change in control, and provides the business with a smooth transition in the event of such a termination of employment in connection with a transaction. These severance and change in control arrangement are designed to keep our named executive officers in these key positions as we compete for talented executives in the marketplace where such protections are commonly offered. For a detailed description of the severance provisions contained in our named executive officers’ post-employment arrangements, see “Termination and Severance Arrangements Upon Termination” below.

Upon termination of employment, Mr. Toland and Mr. Long are entitled to receive severance payments under their employment agreements. In determining whether to approve and setting the terms of such severance arrangements, the Compensation Committee recognizes that executives, especially highly ranked executives, often face challenges securing new employment following termination. We believe that our executive officers and severance packages are generally in line with severance packages offered to executive officers of the companies of similar size to us represented in the compensation data we review.

Acceleration of vesting of equity-based awards: Each of the remaining unvested option shares of Mr. Toland, Mr. Long and Mr. Teany will become fully vested upon a Change in Control (as defined in the Company’s Amended and Restated Stock Award Plan). Any other type of equity award issued to Mr. Long will provide for full vesting if the employment terminates (whether by the Company without “cause” or by Mr. Long for “good reason” as both terms are defined in Mr. Long’s employment agreement) within 12 months following a Change in Control. These change in control arrangements were determined through negotiations with the Company and we believe they are appropriate in light of the challenges often faced by highly ranked executives in securing new employment following termination in the event of a Change in Control.

Additional Compensation Policies: We have adopted an Insider Trading Policy applicable to all employees and directors that addresses insider trading as well as the pledging and hedging of our shares.

Compensation Risk Management Disclosure

As part of its responsibility to set appropriate executive compensation, the Compensation Committee annually considers balance in the compensation program and its impact on the Company’s risk management profile. Specifically, in 2018, the Compensation Committee considered whether the mix of performance-based pay, the performance metrics and the degree of difficulty of the performance goals was sufficient to encourage management to strive for strong performance without encouraging risk taking beyond established risk parameters. These factors include an effective balance between the cash and equity mix and short and long-term focus, the use of multiple performance metrics for annual incentive programs and independent committee oversight of the compensation programs.

After discussing all such matters, the Compensation Committee determined that in relation to 2018, the Company’s compensation program is appropriately structured and does not motivate individuals or groups to take risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears elsewhere in this proxy statement, with our management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement.

Members of the Corindus Vascular Robotics, Inc. Compensation Committee

Jeffrey C. Lightcap, Chairman
Campbell D. Rogers, M.D
Louis A. Cannon, M.D.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

The following table summarizes the compensation earned in each of our fiscal years ended December 31, 2018 and 2017 by our named executive officers, which includes our Chief Executive Officer, our Chief Financial Officer and our Chief Operating Officer. The following table includes the dollar value of base salaries, bonus awards, stock options granted and certain other compensation, if any, whether paid or deferred.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Mark J. Toland(2)	2018	416,923	1,490,204	252,000	35,019	2,194,146
Chief Executive Officer and President	2017	400,000	—	162,500	39,000	601,500
David W. Long(3)	2018	322,034	72,858	142,740	30,736	568,368
Chief Financial Officer and Sr. Vice President	2017	306,500	63,000	125,500	35,500	530,500
Douglas Teany(4)	2018	290,157	355,735	116,786	36,712	799,390
Chief Operating Officer	2017	—	—	—	—	—

(1)	The valuation methodology and a discussion of the assumptions used in determining grant date fair value of the options may be found in Notes 2 and 9 of our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)	For 2018, All Other Compensation includes $11,000 for 401(k) contributions and $24,019 for health insurance premiums paid by the Company on Mr. Toland’s behalf.

(3)	For 2018, All Other Compensation includes $7,421 for 401(k) contributions and $23,315 for health insurance premiums paid by the Company on Mr. Long’s behalf.

(4)	For 2018, All Other Compensation includes $10,694 for 401(k) contributions and $26,018 for health insurance premiums paid by the Company on Mr. Teany’s behalf. Mr. Teany was appointed as the Company’s Chief Operating Officer in June 2018.

Narrative Disclosure to Summary Compensation Table

Employment Agreements with our Executive Officers

Employment Agreement with our Chief Executive Officer and President

Mr. Toland is our Chief Executive Officer and President. Effective March 7, 2016, the Company and Mr. Toland entered into an employment agreement. Mr. Toland’s employment is voluntary and he is free to terminate his employment at any time subject to the provisions provided therein. We are free to terminate Mr. Toland’s employment at any time, with or without cause, subject to the provisions provided therein.

The terms of the employment agreement provide for Mr. Toland to receive an annual base salary of $400,000 subject to annual review for adjustments as determined by the Board. Mr. Toland is eligible for a bonus payment of up to 50% (or such higher percentage set by the Board) of his annual base salary for the year immediately preceding payment of such bonus based on achievement of performance objectives determined by the Compensation Committee and the Board. Any bonus award is to be paid on or before March 15 of the fiscal year following the fiscal year in which the bonus was earned, and conditioned upon his employment with the Company at the end of the immediately preceding fiscal year. For the 2016 fiscal year, Mr. Toland was eligible for a prorated bonus and received a prorated bonus of $131,000. For the 2017 fiscal year, Mr. Toland received a bonus award $162,500. For the 2018 fiscal year, based on the achievement of corporate performance goals, Mr. Toland received a bonus award of $252,000, which was calculated based on achievement of the Company’s goals and Mr. Toland’s contribution toward achieving those goals, including FDA clearance of the first advanced automated technique for the CorPath GRX System, peripheral FDA clearance, significant technical progress made in the Company’s remote platform and the growth in system placement.

On March 7, 2016, pursuant to his employment agreement, Mr. Toland was granted an initial stock option to purchase 7,136,049 shares of common stock. The underlying shares vest as follows: 25% vest on the first anniversary date of this option with the balance vesting in equal monthly installments over the following 36 months. In addition, Mr. Toland was granted six performance-based stock options. Two options, which each provided for the purchase of 297,335 shares, vested on December 1, 2016 based on the Board’s determination that Mr. Toland had achieved the required performance criteria, which was his relocation to the Boston area and the recruitment and hiring of a senior leadership team. On May 17, 2017, options to purchase 297,335 shares vested upon the Board’s determination that Mr. Toland achieved the required performance criteria, which was the capital raise of any combination of debt and/or equity of at least $25 million. On June 30, 2017, options to purchase 297,335 shares vested upon the Board’s determination that Mr. Toland achieved the required performance criteria, which was the successful launch of CorPath GRX being deemed commercially acceptable by June 30, 2017. A performance-based stock option to purchase 297,335 shares was canceled upon the Board’s determination that Mr. Toland did not achieve the required performance criteria, which was to achieve revenues of at least $12 million for the year ended December 31, 2017. An additional performance-based stock option to purchase 297,335 shares was canceled upon the Board’s determination that Mr. Toland did not achieve the required performance criteria, which was to achieve revenues of at least $35 million for the year ended December 31, 2018. On May 31, 2018, Mr. Toland was granted a performance-based option to purchase 5,183,322 shares of common stock at an exercise price of $0.7501 per share. The options vest based on performance criteria established to continue to align Mr. Toland’s compensation with Company performance. An aggregate of 25% of the underlying shares vest upon the achievement each of the following required performance criteria: the closing price of the Company’s common stock meeting or exceeding the prices of $2.15, $3.00, $3.85 and $4.75, respectively, for a period of at least twenty consecutive trading days at any time before May 31, 2021.

In addition to containing typical provisions for fringe benefits, Mr. Toland’s employment agreement contains non-competition and non-solicitation covenants, which provide that while employed and for the 12-month period following the termination of employment, Mr. Toland will not compete with the Company and its subsidiaries or solicit employees or customers of the Company or its subsidiaries.

Employment Agreement with our Chief Financial Officer

Mr. Long is our Chief Financial Officer, Senior Vice President, Secretary and Treasurer. On May 22, 2015, the Company and Mr. Long entered into an employment agreement. Mr. Long is free to terminate his employment at any time subject to the provisions provided therein. We are free to terminate Mr. Long’s employment at any time, with or without cause subject to the provisions provided therein.

The terms of the employment agreement provide for Mr. Long to receive an annual base salary of $275,000 subject to annual review for adjustments as determined by the Board. Mr. Long’s annual base salary for fiscal 2017 was increased to $308,962. Mr. Long is eligible for an annual bonus payment of up to 50% (or such higher percentage set by the Board) of his annual base salary for the year immediately preceding payment of such bonus based on achievement of performance objectives contained in an annual board-approved plan. Any bonus award is to be paid on or before March 15 of the fiscal year following the fiscal year in which the bonus was earned. For the 2017 fiscal year, Mr. Long received a bonus award of $125,500. For the 2018 fiscal year, Mr. Long received a bonus award of $142,740, which was calculated based on achievement of the Company’s goals and Mr. Long’s contribution toward achieving those goals, including successful completion of Company financings.

On April 12, 2012, Mr. Long was granted a Corindus, Inc. option, which in accordance with the exchange ratio in the Acquisition Agreement, was exchanged for a Company option to purchase 590,048 shares of the Company’s common stock at an exercise price of $0.55 per share. In 2017, Mr. Long received an annual stock option award to purchase 100,000 shares of common stock based on his key contributions to the Company’s performance in 2017, especially with respect to his contributions to the successful completion of the Company’s financing in 2017. On February 1, 2019, Mr. Long was granted an option to purchase 110,000 shares of the Company’s common stock at an exercise price of $1.20 per share. The underlying shares vest over a period of four years with the first 25% vesting on February 1, 2020 and the remaining shares vesting ratably monthly over the following three years.

In addition to containing typical provisions for fringe benefits, Mr. Long’s employment agreement contains non-competition and non-solicitation covenants, which provide that while employed and for the 18-month period following the termination of employment, Mr. Long will not compete with the Company and its subsidiaries or solicit employees or customers of the Company or its subsidiaries.

Employment Agreement with our Chief Operating Officer

Mr. Teany is our Chief Operating Officer. On June 15, 2018, the Company and Mr. Teany entered into a new employment agreement in connection with his elevation to that position. Mr. Teany’s employment is voluntary and he is free to terminate his employment at any time subject to the provisions provided therein. We are free to terminate Mr. Teany’s employment at any time, with or without cause subject to the provisions provided therein. The terms of the employment agreement provide for Mr. Teany to receive an annual base salary of $300,000 subject to annual review for adjustments as determined by the Board. Mr. Teany is eligible for an annual bonus payment of up to 50% (or such higher percentage set by the Board) of his annual base salary for the year immediately preceding payment of such bonus based on achievement of Company and individual performance objectives. For the 2018 fiscal year, Mr. Teany received a bonus award of $116,786, which accounts for the first half of the year at a bonus target of 35% of his base salary, and following the effective date of his promotion, an increased base salary and bonus target of 50% of his base salary.

On June 15, 2018, Mr. Teany was granted an option to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.89 per share. The underlying shares vest over a period of four years with the first 25% vesting on June 15, 2019 and the remaining shares vesting ratably monthly over the following three years. On February 1, 2019, Mr. Teany was granted an option to purchase 250,000 shares of the Company’s common stock at an exercise price of $1.20 per share. The underlying shares vest over a period of four years with the first 25% vesting on February 1, 2020 and the remaining shares vesting ratably monthly over the following three years.

In addition to containing typical provisions for fringe benefits, Mr. Teany’s employment agreement contains non-competition and non-solicitation covenants which provide that while employed and for the twelve-month period following the termination of employment, Mr. Teany will not compete with the Company and its subsidiaries or solicit employees of the Company or its subsidiaries.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the aggregate option awards held by our named executive officers as of December 31, 2018.

Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Equity Incentive Plan Awards: number of securities underlying unexercised unearned options (#)		Option exercise price ($)	Option expiration date
Mark J. Toland	4,905,977	(1)	2,230,072		—		$1.4600	03/06/2026
Chief Executive Officer and President	489,340	(2)	—		—		$0.7050	11/30/2026
	—		—		5,183,322	(3)	$0.7501	05/30/2028
David W. Long	590,048	(4)	—		—		$0.5500	09/04/2021
Chief Financial Officer, Sr. Vice President	285,773	(5)	—		—		$0.7507	06/04/2024
	62,494	(6)	37,506		—		$1.4600	06/23/2026
	41,664	(7)	58,336		—		$1.1700	04/06/2027
	—		110,000	(8)	—		$1.0500	02/02/2028
Douglas Teany	274,993	(9)	125,007		—		$0.9910	03/21/2026
Chief Operating Officer	41,664	(10)	58,336		—		$1.1700	04/06/2027
	—		125,000	(11)	—		$1.0500	02/01/2028
	—		500,000	(12)	—		$0.8900	06/14/2028

(1)	An aggregate of 1,784,012 underlying shares vested on March 7, 2017, and an aggregate of 3,121,965 underlying shares vested monthly from April 30, 2017 through December 31, 2018. An aggregate of 148,665 underlying shares vest monthly from January 31, 2019 through February 29, 2020, and 148,762 underlying shares vest on March 7, 2020.

(2)	An aggregate of 297,335 underlying shares vested on December 1, 2016 at $1.4600, an aggregate of 297,335 underlying shares vested on December 1, 2016 at $0.7050, an aggregate of 297,335 underlying shares vested on March 31, 2017, and an aggregate of 297,335 shares vested on June 30, 2017.

(3)	The 5,183,322 underlying shares are market performance-based and will vest in four equal tranches upon the Board’s determination that Mr. Toland achieves the required performance criteria for four designated milestones with milestone measurement dates any time prior to May 31, 2021.

(4)	All 590,048 underlying shares became fully vested on September 30, 2015.

(5)	All 285,773 underlying shares became fully vested on June 5, 2018.

(6)	An aggregate of 25,000 underlying shares vested on June 23, 2017 and an aggregate of 37,494 underlying shares vested monthly from July 31, 2017 through December 31, 2018. An aggregate of 2,083 underlying shares vest monthly from January 31, 2019 through May 31, 2020 and 2,095 underlying shares vest on June 23, 2020.

(7)	An aggregate of 25,000 underlying shares vested on April 7, 2018 and an aggregate of 16,664 underlying shares vested monthly from May 31, 2018 through December 31, 2018. An aggregate of 2,083 underlying shares vest monthly from January 31, 2019 through March 31, 2021, and 2,095 underlying shares vest on April 7, 2021.

(8)	An aggregate of 27,500 underlying shares vested on February 2, 2019 and an aggregate of 2,291 underlying shares vest monthly from March 31, 2019 through January 31, 2022, and 2,315 underlying shares vest on February 2, 2022.

(9)	An aggregate of 100,000 underlying shares vested on March 21, 2017 and an aggregate of 174,993 underlying shares vested monthly from April 31, 2017 through December 31, 2018. An aggregate of 8,333 underlying shares vest monthly from January 31, 2019 through February 28, 2020, and 8,345 underlying shares vest on March 21, 2020.

(10)	An aggregate of 25,000 underlying shares vested on April 7, 2018 and an aggregate of 16,664 underlying shares vested monthly from May 31, 2018 through December 31, 2018. An aggregate of 2,083 underlying shares vest monthly from January 31, 2019 through March 31, 2021, and 2,095 underlying shares vest on April 7, 2021.

(11)	An aggregate of 31,250 underlying shares vested on February 2, 2019 and an aggregate of 2,604 underlying shares vest monthly from March 31, 2019 through January 31, 2022, and 2,610 underlying shares vest on February 2, 2022.

(12)	An aggregate of 125,000 underlying shares vest on June 15, 2019 and an aggregate of 10,416 underlying shares vest monthly from July 31, 2019 through May 31, 2022, and 10,440 underlying shares vest on June 15, 2022.

Termination and Severance Arrangements Upon Termination

We have employment agreements with our executive officers as described above. The arrangements reflected in these employment agreements are designed to encourage the executive officers’ full attention and dedication to our Company currently and, in the event of any proposed change of control, provide these officers with individual financial security.

The employment agreement for Mr. Toland may be terminated at the election of either the executive or the Company with no less than a 30-day written notice of termination. Mr. Toland may be immediately terminated by the Company for “cause” and he may terminate his employment for “good reason” (each as defined in Mr. Toland’s employment agreement). In the event that Mr. Toland’s employment is involuntarily terminated by the Company without cause or terminated by Mr. Toland for “good reason” but in the absence of a change in control, he will receive (a) his base salary and benefits for a period of 12 months, (b) monthly payments towards COBRA coverage for the executive and his dependents for up to 12 months, (c) payment of one-twelfth of the amount of annual bonus accrued on the Company’s books and records as of the end of the immediately precedent calendar quarter for 12 months, (d) in the event that his employment is terminated by the Company without cause, all outstanding unvested options shall automatically be forfeited and he shall have 90 days to exercise all vested options, and (e) in the event that he resigns for good reason, all outstanding unvested options shall vest in full and he shall have 90 days to exercise all vested options, each conditioned on his execution of a standard form of release of the Company from any claims against the Company within 30 days of the date of his employment termination and continued compliance with non-competition and non-solicitation covenants.

The employment agreement for Mr. Long may be terminated at the election of either the executive or the Company with no less than a 30-day written notice of termination. Mr. Long may be immediately terminated by the Company for “cause” (as defined in Mr. Long’s employment agreement) and he may terminate his employment for “good reason” (as defined in his employment agreement). In the event that Mr. Long’s employment is involuntarily terminated by the Company without cause or terminated by Mr. Long for good reason, but in the absence of a change in control, he will receive (a) his base salary and benefits for a period of 12 months, (b) monthly payments toward COBRA coverage for the executive and the dependents for up to 12 months, and (c) payment of one-twelfth of the amount of annual bonus accrued on the Company’s books and records as of the end of the immediately preceding calendar quarter for twelve months, each conditioned on his execution of a standard form of release of the Company from any claims against the Company within 30 days of the date of his employment termination and continued compliance with non-competition and non-solicitation covenants.

The employment agreement for Mr. Teany may be terminated at the election of either the executive or the Company with no less than a 30-day written notice of termination. Mr. Teany may be immediately terminated by the Company for “cause” (as defined in his employment agreement). In the event that Mr. Teany’s employment is involuntarily terminated by the Company without cause, but in the absence of a change in control, he will receive (a) all accrued but unpaid base salary through the date of termination and (b) any unpaid or unreimbursed expenses incurred through the date of termination.

Severance Arrangements Upon Change of Control

If within 12 months following a Change in Control, Mr. Toland is terminated by the Company without “cause” or he resigns for “good reason”, (each as defined in his employment agreement) the Company shall provide the following payments and benefits: (a) his base salary and benefits for a period of 12 months, (b) monthly payments towards COBRA coverage for the executive and his dependents for up to 12 months, (c) payment of one-twelfth of the amount of his target annual bonus for 12 months. In addition, upon a Change in Control all of Mr. Toland’s outstanding unvested stock options will automatically vest and he will have 90 days to exercise all vested options.

Mr. Long’s remaining unvested option shares will become fully vested upon a Change in Control (as defined in his employment agreement). In addition to any applicable benefits described above, any other types of equity awards issued to Mr. Long will provide for full vesting if his employment terminates (whether by the Company without “cause” or by Mr. Long for “good reason”) within 12 months following a Change in Control (as defined in his employment agreement).

Mr. Teany’s remaining unvested option shares will become fully vested upon a Change in Control (as defined in his employment agreement).

All payments under the employment agreements and otherwise shall be subject to claw-back policies that may be established by the Company from time to time.

Director Compensation

On May 18, 2015, our Board of Directors adopted a non-employee director compensation policy, as amended on October 1, 2016, and further amended on April 7, 2017, December 15, 2017, and February 1, 2019, pursuant to which we compensate non-employee directors (“Outside Directors”) with a combination of cash and equity. Our Chairman of the Board, Jeffrey C. Lightcap, has elected to waive his allocated director compensation. Each such Outside Director receives an annual cash retainer of $20,000 for such service, paid quarterly. The policy also provides that we compensate members of our Board of Directors for service on our committees, in each case paid on a quarterly basis, as follows:

●	The chairman of our Board of Directors is to receive an annual cash retainer of $8,000 for such service;

●	The chairman of our Audit Committee receives an annual cash retainer of $8,000 for such service;

●	The chairman of our Compensation Committee receives an annual cash retainer of $6,000 for such service;

●	The chairman of our Nominating and Corporate Governance Committee receives an annual cash retainer of $4,000 for such service;

●	Each member of our Audit Committee (not serving as Chairman thereof) receives an annual cash retainer of $4,000 for such service;

●	Each member of our Compensation Committee (not serving as Chairman thereof) receives an annual cash retainer of $2,000 for such service; and

●	Each member of our Nominating and Corporate Governance Committee (not serving as Chairman thereof) receives an annual cash retainer of $2,000 for such service.

Each Outside Director continuing in service on our Board shall, pursuant to the Company’s Amended and Restated 2018 Stock Award Plan, be granted a number of restricted stock units each year at the Annual Meeting of the Board coincident with or immediately following our Annual Meeting of Stockholders having an aggregate fair market value equal to $60,000, determined by dividing $60,000 by the closing price of a share of common stock on the grant date. The restricted stock units shall become vested and exercisable in full on the one-year anniversary of the grant date, vesting in four successive equal quarterly installments provided that the Outsider Director continues to serve on our board. These restricted stock units shall vest in full upon a Change in Control (as defined in the 2018 Plan).

Each Outside Director shall also make an annual election indicating whether his or her cash retainer(s) will be paid in cash or in shares of common stock. If the retainer is paid in common stock, the director shall receive a number of shares equal to the aggregate value of the cash retainer, determined by dividing the retainer amount by the closing price of a share of common stock on the grant date.

All common stock granted under the director compensation policy will be subject to a resale restriction ending on the earlier of the director’s termination of service or the three-year anniversary of the payment date.

The following table shows compensation paid to our directors for services rendered during the year ended December 31, 2018. The valuation methodology used to determine the fair value of the options issued during the year was the Black-Scholes Model.

Name	Year	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)	Total ($)
Jeffrey C. Lightcap (2)	2018	—	—	—	—
Jeffrey G. Gold (3)	2018	34,000	33,000	—	67,000
Campbell D. Rogers, M.D. (4)	2018	26,000	33,000	—	59,000
James R. Tobin (5)	2018	15,056	33,000	—	48,056
Louis A. Cannon, M.D. (6)	2018	27,000	33,000	—	60,000
Nathan R. Harrington (7)	2018	18,000	33,000	—	51,000
Douglas L. Braunstein (8)	2018	15,889	33,000	—	48,889
John K. Bakewell (9)	2018	6,000	—	—	6,000

(1)	These restricted stock units with a fair market value of $33,000 represent the Company’s non-employee director annual equity award of $40,000 (granted in June 2018 under the Company’s director compensation policy). Mr. Tobin and Mr. Braunstein also received restricted stock units with a fair market value of $9,000 (granted in March 2018 for a prorated portion of the prior year non-employee director annual equity award), based on their respective Board appointment dates of March 13 and 16, 2018.

(2)	As of December 31, 2018, Mr. Lightcap held no options, restricted stock units or shares of common stock.

(3)	As of December 31, 2018, Mr. Gold held options to purchase 331,136 shares of our common stock of which 317,655 shares are vested, 26,664 restricted stock units, and 45,836 shares of common stock.

(4)	As of December 31, 2018, Dr. Rogers held options to purchase 143,651 shares of our common stock of which 130,172 shares are vested, 26,664 restricted stock units, and 35,836 shares of common stock.

(5)	As of December 31, 2018, Mr. Tobin held 28,721 restricted stock units and 40,297 shares of common stock. Mr. Tobin elected to receive $14,000 of his cash compensation in shares of common stock

(6)	As of December 31, 2018, Dr. Cannon held options to purchase 32,362 shares of our common stock of which 18,274 shares are vested, 26,664 restricted stock units, and 217,845 shares of common stock. Dr. Cannon elected to receive $27,000 of his cash compensation in shares of common stock.

(7)	As of December 31, 2018, Mr. Harrington held options to purchase 17,857 shares of our common stock of which 8,928 shares are vested, 26,664 restricted stock units, and 35,836 shares of common stock.

(8)	As of December 31, 2018, Mr. Braunstein held 28,359 restricted stock units and 39,873 shares of common stock. Mr. Braunstein elected to receive $16,000 of his cash compensation in shares of common stock.

(9)	Mr. Bakewell resigned from the Board of Directors, effective March 5, 2018 and forfeited all of his unvested restricted stock units.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows the number of securities to be issued upon exercise of outstanding options as of December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders	25,391,173	$1.09	10,888,023
Equity compensation plans not approved by security holders	—	—	—
Total	25,391,173	$1.09	10,888,023

As of December 31, 2018, we had the following equity securities issued and outstanding: (i) 191,731,152 shares of our common stock, (ii) options to purchase 25,391,173 shares of our common stock, (iii) 163,736 shares reserved for unvested restricted stock units and (iv) warrants to purchase 9,246,315 shares of our common stock.

REPORT OF AUDIT COMMITTEE

The Audit Committee of our Board of Directors, which consists entirely of directors who meet the independence and experience requirements of NYSE American, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in our charter adopted by the Board, which is available on our website at www.corindus.com. This committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Ernst & Young LLP, our independent registered public accounting firm. In fulfilling its responsibilities for the financial statements for fiscal year 2018, the Audit Committee took the following actions:

●	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with management and Ernst & Young LLP, our independent registered public accounting firm;

●	Discussed with Ernst & Young LLP the matters required to be discussed in accordance with Auditing Standard No. 1301-Communications with Audit Committees; and

●	Received written disclosures and a letter from Ernst & Young LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP communications with the Audit Committee and the Audit Committee further discussed with Ernst & Young LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Members of the Corindus Vascular Robotics, Inc. Audit Committee:

Jeffrey G. Gold, Chairman
Campbell D. Rogers, M.D.
Louis A. Cannon, M.D.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers, and persons owning more than 10 percent of a Company’s class of equity securities registered under Section 12 of the Exchange Act to file reports on a timely basis on the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of such equity securities with the SEC. Our executive officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To the best of our knowledge based solely on a review of Forms 3, 4, and 5 (and any amendments thereof) received by us during or with respect to the year ended December 31, 2018, the relevant stockholders have not failed to file on a timely basis the Forms 3, 4 and 5 required by Section 16(a) of the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Transactions

Except as described below, since December 31, 2016, there has not been, nor is there currently proposed, any transaction to which we are or will be a party, in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year end for the last two completed fiscal years, and in which any of our current directors, executive officers, holders of more than 5% of any class of our voting securities or any of their respective affiliates or immediate family members, had, or will have, a direct or indirect material interest.

2019 Private Placement

On February 26, 2019, we consummated a private placement with a large institutional investor consisting of the sale of 10,872,716 shares of our common stock, at a price of $1.3796 per share (the “2019 Private Placement”). On March 12, 2019, we completed a second closing of the 2019 Private Placement with certain existing stockholders entitled to preemptive rights in connection with the initial closing of the 2019 Private Placement, which consisted of the sale of an additional 3,512,124 shares of our common stock, at the same price and on the same terms as the initial closing of the 2019 Private Placement. The aggregate gross proceeds from both closings of the 2019 Private Placement was approximately $19.8 million and the aggregate net proceeds was approximately $19.5 million. The shares sold in the 2019 Private Placement are subject to a contractual six month lock-up.

The investors in the 2019 Private Placement included HEC Master Fund LP (“HEC”), an affiliate of Douglas L. Braunstein, and BioStar Ventures III-XF, L.P. (together with its affiliates, “BioStar”), an affiliate of Louis A. Cannon M.D., both of whom are directors of the Company. HEC purchased 2,899,391 shares of our common stock, for an aggregate price of $3,999,999.82, through the exercise of certain contractual preemptive rights from the 2018 Private Placement (defined below) and the purchase of additional shares. Hudson Executive Capital, LP (“Hudson Executive”) is the investment advisor of HEC. HEC Management GP LLC (“Management GP”) is the general partner of Hudson Executive. Douglas Braunstein is Managing Partner of Hudson Executive and Managing Member of Management GP. Following the Private Placement, HEC holds approximately 14% of our outstanding common stock (on an as-converted-to-common-for-voting-purposes basis). BioStar purchased 573,798 shares of our common stock, for an aggregate price of $791,611.72, through the exercise of certain contractual preemptive rights from the 2018 Private Placement and HEC’s additional purchase. Louis Cannon is the founder and Senior Managing Director of BioStar Ventures III, LP and BioStar XF. BioStar holds approximately 4.5% of our outstanding common stock (on an as-converted-to-common-for-voting-purposes basis).

In connection with the 2019 Private Placement, we entered into a registration rights agreement with the investors, including HEC and BioStar, requiring us to register the resale of the shares sold in the 2019 Private Placement. Under the registration rights agreement we were required to prepare and file a registration statement with the Securities and Exchange Commission (“SEC”) within 90 days of the closing of the 2019 Private Placement, and we are required to use commercially reasonable efforts maintain the effectiveness of the registration statement. The registration rights agreement also contains piggyback registration rights in favor of the investors, including HEC and BioStar, and customary indemnification provisions.

2018 Private Placement

On March 16, 2018, we consummated a private placement consisting of the sale of 1,000,000 shares of our Series A Preferred Stock, which are convertible into 20,000,000 shares of common stock at a rate of $1.25 per share, and warrants to purchase an aggregate of 8,750,000 shares of our common stock (the “2018 Private Placement”). The aggregate net proceeds from the 2018 Private Placement was approximately $24.5 million.

The investors in the 2018 Private Placement included HEC and BioStar. HEC purchased 540,000 shares of Series A Preferred Stock and a warrant to purchase 4,725,000 shares of common stock for an aggregate price of $13,500,000. BioStar purchased 40,000 shares of Series. A Preferred Stock and a warrant to purchase 350,000 shares of common stock for an aggregate price of $1,000,000.

In connection with the 2018 Private Placement, we entered into a registration rights agreement with the investors, including HEC and BioStar, requiring us to register the resale of the shares sold in the 2018 Private Placement. Under the registration rights agreement we were required to prepare and file a registration statement with the SEC within 30 days of the closing of the 2018 Private Placement, and we are required to use commercially reasonable efforts maintain the effectiveness of the registration statement. The registration rights agreement also contains piggyback registration rights in favor of the investors, including HEC and BioStar, and customary indemnification provisions.

In connection with the 2018 Private Placement, the investors in the 2018 Private Placement and certain of our other existing stockholders, including HEC, BioStar, Koninklijke Philips N.V. (“Philips”) and HealthCor Partners Fund II, LP (together with its affiliates, “HealthCor”), entered into a voting agreement (“Voting Agreement”), pursuant to which the parties agreed to vote all shares of common stock owned by them in favor of a stockholder proposal providing for the issuance of all of the securities described in the 2018 Private Placement purchase agreement. As of immediately prior to the closing of the 2018 Private Placement, the stockholders executing the Voting Agreement held beneficial ownership of approximately 51% of our total issued and outstanding common stock.

2017 Warrant Exercise

On October 11, 2017, a warrant to purchase 4,728,191 shares of common stock held by Philips was automatically exercised on a net exercise basis in connection with its expiration. Upon expiration of the warrant, Philips paid the exercise price of $1.06 per share through the Company’s withholding of 3,334,586 of the warrant shares and was issued 1,393,605 shares of common stock. As of March 12, 2019, Philips holds approximately 13% of our outstanding common stock.

2017 Private Placement

On February 28, 2017, we consummated a private placement consisting of the sale of 68,055,700 shares of our common stock, at a price of $0.6616 per share (the “2017 Private Placement”). The aggregate gross proceeds from the 2017 Private Placement was approximately $45 million, before deducting offering expenses.

The investors in the 2017 Private Placement included HealthCor, an affiliate of Jeffrey Lightcap, and Philips, an affiliate of Gerald Winkels, both of whom were directors of the Company at the time of the 2017 Private Placement. Each of HealthCor and Philips purchased 7,557,436 shares of common stock, for an aggregate price of $5,000,000. At the closing of the 2017 Private Placement, Jeffrey Lightcap was the chairman of our Board of Directors and a controlling member of HealthCor Partners Management, LP, and the investment manager of HealthCor. As of March 12, 2019, HealthCor holds approximately 13% of our outstanding common stock.

In connection with the 2017 Private Placement, we entered into a registration rights agreement with the investors, including HealthCor and Philips, requiring us to register the resale of the shares sold in the 2017 Private Placement. Under the registration rights agreement we were required to prepare and file a registration statement with the SEC within 45 days of the closing of the 2017 Private Placement, and we are required to use commercially reasonable efforts maintain the effectiveness of the registration statement. The registration rights agreement also contains piggyback registration rights in favor of the investors, including HealthCor and Philips, and customary indemnification provisions.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our Related Party Transaction Policy and the written charter of our Audit Committee, the Audit Committee is responsible for reviewing and approving all transactions in which we are a participant and in which any parties related to us, including our executive officers, our directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons and any other persons whom our Board of Directors determines may be considered related parties under Item 404 of Regulation S-K, had, has or will have a direct or indirect material interest.

PROPOSAL 1: ELECTION OF NOMINEES TO SERVE AS THE COMPANY’S CLASS III DIRECTORS

(Notice Item 1)

Our Certificate of Incorporation and our Bylaws provide that our business is to be managed by or under the direction of our Board of Directors. At our 2016 Annual Meeting of Stockholders, our shareholders voted to adopt a classified board of directors pursuant to which our directors were divided into three classes with staggered terms. In order to implement the staggered board, the Class I Directors were elected for a one-year term to serve until the 2017 Annual Meeting of Stockholders, the Class II Directors were elected for a two-year term to serve until the 2018 Annual Meeting of Stockholders and the Class III Directors were elected for a three-year term to serve until the 2019 Annual Meeting of Stockholders, and in each case, until their respective successor, if any, is duly elected and qualified.

Our Board of Directors currently consists of eight members in the following classes:

CLASS	DIRECTORS
I	Louis A. Cannon, M.D., Nathan R. Harrington and Douglas L. Braunstein
II	Jeffrey G. Gold, Campbell D. Rogers, M.D. and James R. Tobin
III	Jeffrey C. Lightcap and Mark J. Toland

On March 6, 2019, the Board of Directors nominated Jeffrey C. Lightcap and Mark J. Toland as nominees for election as Class III Directors at the 2019 Annual Meeting of Stockholders. If the stockholders vote to elect Jeffrey C. Lightcap and Mark J. Toland as Class III Directors, the Class III Directors will be elected to serve for a three-year term until the 2022 Annual Meeting of Stockholders, or in either case, until a respective successor, if any, is duly elected and qualified. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in such nominee’s place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

The nominees for director who receive the most votes (on an as-converted-to-common-for-voting-purposes basis, as described in this Proxy Statement (also known as a “plurality” of the vote cast) will be elected. You may vote FOR both of the Class III Director nominees, WITHHOLD your vote from both of the Class III Director nominees or WITHHOLD your vote from either of the Class III Director nominees. Unless authority to vote for either of the nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election of Jeffrey C. Lightcap and Mark J. Toland as Class III Directors. Votes that are withheld will not be included in the vote tally for the election of the Class III Director nominees. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the Class III Director nominees. As a result, any shares not voted by a customer for the Class III Director nominees will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF JEFFREY C. LIGHTCAP AND MARK J. TOLAND AS CLASS III DIRECTORS OF THE COMPANY.

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

AS DISCLOSED IN THIS PROXY STATEMENT (SAY-ON-PAY)

(Notice Item 2)

We are seeking your advisory vote as required by Section 14A of the Securities Exchange Act of 1934, as amended, on the approval of the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related material contained in this Proxy Statement. Because your vote is advisory, it will not be binding on our Compensation Committee or our Board of Directors; however, the Compensation Committee and the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. The Board of Directors has recommended and our stockholders approved holding an advisory vote to approve the compensation of our named executive officers annually.

Our compensation philosophy is designed to align each executive’s compensation with the Company’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to our long-term success. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is directly related to performance factors that measure our progress against the goals of our strategic and operating plans, as well as our performance against that of our peer companies.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

In accordance with the rules adopted by the SEC, the following resolution, commonly known as a “say-on-pay” vote, is being submitted for a stockholder vote at the 2019 Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers of Corindus Vascular Robotics, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this Proxy Statement, is hereby APPROVED.”

The affirmative vote of majority of the votes cast (on an as-converted-to-common-for-voting-purposes basis, as described in this Proxy Statement) is required to approve, on an advisory basis, this resolution.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Notice Item 3)

For the fiscal years ended December 31, 2017 and 2018, the Company retained Ernst & Young LLP (“E&Y) as its independent registered public accounting firm, to provide audit services to the Company. On March 22, 2019, the Company, with the approval of the Audit Committee of the Board of Directors, dismissed E&Y as its independent registered public accounting firm and on March 26, 2019 retained Grant Thornton LLP (“Grant Thornton”) as its independent registered public accounting firm for, and with respect to, the fiscal year ended December 31, 2019 primarily for the purposes of cost reduction to the Company. The Audit Committee recommends that the shareholders vote for ratification of this appointment.

The audit reports of E&Y on the Company’s financial statements for the fiscal years ended December 31, 2017 and 2018 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2017 and 2018, and the subsequent periods through March 22, 2019, the date of E&Y’s dismissal, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreements in connection with its reports. There were no “reportable events” as that term is described under Item 304(a)(1)(v) of Regulation S-K.

The Company requested that E&Y furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the statements in the above paragraphs. A copy of E&Y’s letter was attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2019. We do not expect that representatives of E&Y will be present at the Annual Meeting.

During the fiscal years ended December 31, 2017 and 2018, and the subsequent interim period through March 22, 2019, neither the Company, nor anyone on its behalf, consulted Grant Thornton regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on the registrant’s financial statements, and no written report or oral advice was provided to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching its decision as to an accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K).

We expect that representatives of Grant Thornton will be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions. In deciding to appoint Grant Thornton, the Audit Committee reviewed auditor independence issues and existing commercial relationships with Grant Thornton and concluded that Grant Thornton has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 31, 2019.

The following table presents fees (in thousands) for professional audit services rendered by E&Y, for the audit of our financial statements for the years ended December 31, 2018 and December 31, 2017, and fees billed for other services rendered by E&Y during those periods.

	2018	2017
Audit fees:(1)	$1,102	$1,021
Audit related fees:(2)	—	—
Tax fees:(3)	—	—
All other fees:(4)	—	—
Total	$1,102	$1,021

(1)	Audit fees consist of fees incurred for professional services rendered for the audit of consolidated financial statements, for review of our interim consolidated financial statements, for review of our interim consolidated financial statements including our quarterly reports on Form 10-Q and for services that are normally provided in connection with regulatory filings.

(2)	Audit-related fees consist of fees billed for professional services that are reasonably related to the performance of the audit or review of our consolidated financial statements but are not reported under “Audit fees.”

(3)	Tax fees consist of fees billed for professional services related to tax compliance, tax planning and tax advice.

(4)	All other fees consist of fees billed for all other services.

The percentage of services set forth above in the categories audit related fees, tax fees, and all other fees, that were approved by the Audit Committee pursuant to Rule 2-021(c)(7)(i)(C) (relating to the approval of a de minimis amount of non-audit services after the fact but before completion of the audit), was 100%.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

Prior to engagement of an independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1.       Audit services include audit work performed in the preparation of financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.       Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.       Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.       Other Fees are those associated with services not captured in the other categories. The Company generally does not request such services from our independent registered public accounting firm.

Prior to engagement, our Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, our Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The affirmative vote of a majority of the votes cast, either affirmatively or negatively (on an as-converted-to-common-for-voting-purposes basis, as described in this Proxy Statement), at a meeting at which a quorum is present is required to ratify the appointment of Grant Thornton as our independent registered public accounting firm for 2019. Abstentions will be counted as present for purposes of determining the presence of a quorum, but will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to appoint our independent registered public accounting firm. However, if our stockholders do not ratify the appointment of Grant Thornton as our independent registered public accounting firm for 2019, our Audit Committee of our Board of Directors will reconsider its appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CODE OF CONDUCT AND ETHICS AND OTHER POLICIES

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to all of our directors, executive officers and employees. This code is intended to focus the members of the Board of Directors and each executive officer and employee on areas of ethical risk, provide guidance to directors, executive officers and employees to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. All members of the Board of Directors and all executive officers and employees are required to sign this code and may be required to certify their compliance with the code on an annual basis.

Code of Ethics for Financial Executives

We have adopted a Code of Ethics applicable to all of our financial executives and any other senior officer with financial oversight responsibilities. This code governs the professional and ethical conduct of our financial executives, and directs that they (i) act with honesty and integrity, (ii) provide information that is accurate, complete, objective, relevant, and timely, (iii) comply with federal, state, and local rules and regulations, (iv) act in good faith with due care, competence, and diligence and (v) respect the confidentiality of information acquired in the course of their work and not use the information acquired for personal gain. All of our financial executives are required to sign this code on an annual basis.

Insider Trading Policy

We have adopted an Insider Trading Policy applicable to all directors and employees. Insider trading generally refers to the buying or selling of a security in breach of a fiduciary duty or other relationship of trust and confidence while in possession of material, non-public information about the security. Insider trading violations may also include ‘tipping’ such information, securities trading by the person ‘tipped,’ and securities trading by those who misappropriate such information. The scope of insider trading violations can be wide reaching. As such, our Insider Trading Policy outlines the definitions of insider trading, what constitutes material, non-public information and the potential penalties and sanctions. Illegal insider trading is against our policy as such trading can cause significant harm to our reputation for integrity and ethical conduct. This policy also prohibits Company personnel and their family members from engaging in any of the following activities, except in each case in limited circumstances with prior approval of the Compliance Officer: (i) trading in the Company’s securities on a short-term basis; (ii) short sales of the Company’s securities; (iii) use the Company’s securities to secure a margin or other loan; (iv) transactions involving straddles, collars or other similar risk reduction or hedging devices; and (v) transactions in publicly-traded options relating to the Company’s securities (i.e., options that are not granted by the Company). Furthermore, any shares of Company common stock purchased in the open market must be held for a minimum of six months and ideally longer. Individuals who fail to comply with the requirements of the policy are subject to disciplinary action, at our sole discretion, including dismissal for cause. All members of our Board of Directors, all executive officers, all employees at or above the level of vice president and all accounting personnel are required to ratify the terms of this policy on an annual basis.

Other Policies

We have also adopted a Whistleblower Policy and Related Party Transactions Policy.

The Code of Business Conduct and Ethics, Code of Ethics for Financial Executives, Insider Trading Policy, Whistleblower Policy and Related Party Transactions Policy are publicly available and posted on our website at www.corindus.com and are also available to stockholders without charge, upon request, in writing to the Corporate Secretary at Corindus Vascular Robotics, Inc., 309 Waverley Oaks Rd., Suite 105, Waltham, Massachusetts, 02452. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the rules of NYSE American.

OTHER MATTERS

Our Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the persons named therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the Proxy Statement relating to our 2020 Annual Meeting of Stockholders, we must receive stockholder proposals by December 3, 2019. To be considered for presentation at the 2020 Annual Meeting, although not necessarily included in the Proxy Statement, proposals (including director nominations that are not requested to be included in our Proxy Statement) must be received no earlier than January 4, 2020 and no later than February 3, 2020. However, if the date of the annual meeting is more than 30 days earlier or more than 30 days later than such anniversary date of our 2019 Annual Meeting of Stockholders, notice must be received no earlier than 120 days and not later than the close of business on the later of (i) 90 days prior such annual meeting or (ii) ten calendar days following the date on which public disclosure of the date of the meeting is first made. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the Proxy Statement. Proposals that are not received in a timely manner will not be voted on at the 2020 Annual Meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. Stockholders are advised to review our Certificate of Incorporation and Bylaws, which also specify requirements as to the form and content of a stockholder’s notice. All stockholder proposals should be marked for the attention of Corporate Secretary, Corindus Vascular Robotics, Inc., 309 Waverley Oaks Rd., Suite 105, Waltham, Massachusetts, 02452.

Waltham, Massachusetts
April 1, 2019

35

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 2, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
CORINDUS VASCULAR ROBOTICS, INC.
309 WAVERLEY OAKS RD., SUITE 105 WALTHAM, MA 02452	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 2, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E64808-P19310	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CORINDUS VASCULAR ROBOTICS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR ALL” the following:
		☐	☐	☐
1. ELECTION OF CLASS III DIRECTORS

Nominees:

01) Jeffrey C. Lightcap
02) Mark J. Toland

The Board of Directors recommends a vote “FOR” proposals 2 and 3.							For	Against	Abstain

2. To approve, by an advisory vote, the compensation of our named executive officers, as disclosed in the Proxy Statement.							☐	☐	☐

3. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.							☐	☐	☐

NOTE: To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be
held on May 3, 2019:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E64809-P19310

Corindus Vascular Robotics, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

MAY 3, 2019

The stockholder(s) hereby appoint(s) Mark J. Toland and David W. Long, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Capital Stock (on an as-converted-to-common-stock-for-voting-purposes basis as described in the Proxy Statement) of Corindus Vascular Robotics, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. EDT on May 3, 2019, at our corporate offices at 309 Waverley Oaks Road, Suite 105, Waltham, Massachusetts 02452.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ON PROPOSALS 2 AND 3 AND FOR ALL ON PROPOSAL 1.

Continued and to be signed on reverse side